Exhibit 10.3

ASSET PURCHASE AGREEMENT

among

REFINE TECHNOLOGY, LLC,

THE MEMBERS OF REFINE TECHNOLOGY, LLC,

JERRY SHEVITZ,

REFINE TECHNOLOGY SALES LLC,

REFINE TECHNOLOGY SALES ASIA PTE. LTD.,

and

REPLIGEN CORPORATION

Dated as of June 2, 2014

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

i

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ii

Annex I	Earnout Consideration
Annex II	Settlement Consideration
Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Patent Assignment Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 2, 2014 by and among Refine Technology, LLC, a limited liability company formed under the laws of the State of New Jersey (the “Seller”), Jerry Shevitz (“Shevitz”), each member of the Seller listed on the signature pages to this Agreement (each with Shevitz, a “Seller Member” and collectively, the “Seller Members”), Refine Technology Sales LLC, a limited liability company formed under the laws of the State of New Jersey (“RTS”), Refine Technology Sales Asia Pte. Ltd., a limited private company organized in the Republic of Singapore (“RTSA”), and Repligen Corporation, a corporation incorporated under the laws of the State of Delaware (the “Purchaser”).

WHEREAS, the Seller is engaged in the Business (as hereinafter defined); and

WHEREAS, the Seller, Shevitz and RTS wish to sell to Purchaser, and Purchaser wishes to purchase from the Seller, Shevitz and RTS, the Purchased Assets (as hereinafter defined), and in connection therewith Purchaser is willing to assume from the Seller, Shevitz and RTS the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller, the Seller Members, RTS, RTSA and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Accounting Referee” means BDO USA, LLP (Woodbridge, New Jersey office) (or, if such firm is not independent to the parties hereto or shall decline or is unable to act, another accounting referee that is an independent accounting firm of national reputation reasonably acceptable to the Seller and Purchaser).

“Action” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Additional Closing Payment” means 215,285 shares of Purchaser Common Stock (which, based upon the Purchaser Stock Price calculated as of the date hereof, has a value of $4.0 million).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreed Accounting Principles” means GAAP, which for purposes of the valuation of Inventory, shall include the average cost basis method.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Intellectual Property Assignment Agreements, the License Agreement, the Excluded License, the Releases of Claims, the Transition Services Agreement and the Consulting Agreements.

“Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Purchaser and the Seller at the Closing, substantially in the form of Exhibit A.

“Balance Sheet” means the unaudited balance sheet as of December 31, 2013 included in the Financial Statements.

“Basic Cap” means: [*****].

“Bill of Sale” means the Bill of Sale to be executed by the Seller and RTS at the Closing, substantially in the form of Exhibit B.

“Business” means the business of developing, designing, manufacturing, distributing and selling a cell retention device known as ATFTM System, as conducted by the Seller and as currently contemplated to be conducted by the Seller.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Boston, Massachusetts.

“Business Intellectual Property Assets” means all Intellectual Property Assets used or held for use in the Business by the Seller, Shevitz or any of their respective Affiliates, other than the Excluded License. “Business Intellectual Property Assets” includes Business Patents, Business Marks, Business Copyrights and Business Trade Secrets.

“Business IP Agreements” means, collectively, the Business Licenses In and Business Licenses Out.

“Business Product” means the products or services related to the Business that the Seller or any of its Affiliates distributes, services, markets, sells or produces for itself, a customer or a third party, together with any component or other part or device incorporated therein or sold with such product (including any vacuum pump).

“Cap” means [*****].

“Closing Cash Adjustment” means the amount (which may be negative) equal to (a) the Final Working Capital Amount, minus (b) the Estimated Working Capital Amount.

“Closing Cash Proceeds” means the sum of (a) $20,500,000, minus (b) the Escrow Amount, minus (c) all Indebtedness of the Seller paid by Purchaser pursuant to Section 2.04(a)(v), plus (d) (i) the Estimated Working Capital Amount, minus (ii) the Target Working Capital Amount (which may be negative).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competitive Business” means the business of developing, designing, manufacturing, distributing and selling any products or services competitive with the ATFTM System; provided, that the Competitive Business shall not include developing, designing, manufacturing, distributing and/or selling or leasing products and services for hemodialysis, peritoneal dialysis, in vivo fluid modification, ex vivo

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

modification of bodily fluids, hemodiafiltration and/or hemofiltration. By way of further explanation and not limitation, ex vivo modification includes not only the modification of bodily fluids in a circulation loop in which the fluid is removed, modified, and returned to the body, but also the modification of bodily fluids that are removed from and unconnected to a body, and optionally returned in modified form, in whole or in part, to either that body or another body.

“Consulting Agreement” means the consulting agreement entered into on the date hereof between Purchaser and Shevitz or Genauer.

“Contract” means any contract, license, sublicense, mortgage, purchase or work order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral), together with any amendments, waivers or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, transfer, stamp, stock transfer, recording, registration, documentary, filing, real property transfer and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities that become payable in connection with the transactions contemplated by this Agreement.

“Current Assets” means the total amount of each of the line items specified as “Current Assets” of the Seller in Schedule 2.06, in all cases determined in accordance with the Agreed Accounting Principles, which for clarity shall not include any Excluded Assets, any receivables due from Affiliates of the Seller or any Tax assets.

“Current Liabilities” means the total amount of each of the line items specified as “Current Liabilities” of the Seller in Schedule 2.06, in all cases determined in accordance with the Agreed Accounting Principles, which for clarity shall not include any Excluded Liabilities, any payables due to Affiliates of the Seller, any Seller Transaction Expenses or any Tax Liabilities.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Seller to Purchaser in connection with this Agreement.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and tax liens), lease, encumbrance, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Seller Parties or their Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that affects a Purchased Asset.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Environmental Law” means any Law relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health; or (c) pollution or protection of the Environment.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the operation or any site of operation of the Business that both: (a) arise under or relate to matters governed by Environmental Laws and (b) arise from or relate in any way to actions occurring or conditions existing on or prior to the Closing Date, including any continuing effects of such actions or conditions after the Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an entity that would have been considered a single employer with the Seller under Section 4001(b) of ERISA or part of the same “controlled group” as the Seller for purposes of Section 302(d)(3) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Escrow Fund.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be executed by the Seller, Purchaser and the Escrow Agent at the Closing, substantially in the form of Exhibit C.

“Escrow Amount” means [*****].

“Escrow Fund” means the Escrow Amount together with any interest that may be earned thereon.

“Excluded Contracts” means all Contracts to which the Seller, RTSA and/or RTS is a party as of the date hereof relating to the conduct of the Business, excluding any Transferred Contracts and Transferred IP Agreements.

“Excluded Intellectual Property Assets” means the Patents listed on Schedule 1.01(a) (together with any goodwill and claims of infringement and misappropriation against third parties relating thereto) and the Excluded License.

“Excluded License” means that certain License Agreement dated as of the date hereof between Purchaser (as licensor) and Seller (as licensee).

“Excluded Taxes” means: (a) all Taxes of the Seller or any of its Affiliates, or for which the Seller or any of its Affiliates is liable, for any Taxable Period; (b) all Taxes related to the Excluded Assets or Excluded Liabilities for any Taxable Period; and (c) all Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Taxable Period or portion thereof that ends on or before the Closing Date and, with respect to any Taxable Period beginning on or before and ending after the Closing Date, for the portion of such Taxable Period ending at the end of the day on the Closing Date, subject to Section 7.04.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Final Working Capital Amount” means the Working Capital Amount as shown on the Final Working Capital Statement.

“Final Working Capital Statement” means the final and binding statement setting forth the Working Capital Amount.

“Financial Statements” means the unaudited balance sheets, income statements, cash flow statements and statements of membership equity of the Seller as of, and for the years ended, December 31, 2011, 2012 and 2013, including all applicable footnotes, each as compiled or reviewed, as applicable, in accordance with GAAP.

“Fundamental Representations” means [*****].

“GAAP” means United States generally accepted accounting principles applied consistently.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means: (a) any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; or (b) any waste, chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Identified Patents” means each Patent listed on Schedule 1.01(b).

“Indebtedness” means, without duplication: (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person; (b) any obligations evidenced by notes, bonds, debentures or similar Contract to any Person; (c) any obligations for the deferred purchase price of property, goods or services to any Person; (d) any capital lease obligations properly categorized as such under GAAP to any Person; (e) any obligations in respect of letters of credit and bankers’ acceptances; (f) any deferred revenues or prepayments; (g) any obligations under any interest rate, currency or similar hedging agreements; (h) any accruals for commissions or bonuses; and (i) any guaranty of any such obligations described in clauses (a) through (h) of any Person, and, in each case, together with all interest, costs, expenses, fees and penalties relating to any of the foregoing. For the avoidance of doubt, amounts payable under open purchase orders that are Assumed Liabilities are not Indebtedness to the extent it is specifically included in the Final Working Capital Amount.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller Parties pursuant to Section 8.02 or Purchaser pursuant to Section 8.03, as the case may be.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Initial Working Capital Statement” means a statement setting forth Purchaser’s good faith determination of the Working Capital Amount.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (d) mask works; (e) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (f) any and all other intellectual property rights and/or proprietary rights; and (g) goodwill and claims of infringement and misappropriation against third parties.

“Intellectual Property Assignment Agreements” means the Patent Assignment Agreement and any other similar documents required by applicable Law to sell, assign and transfer any Transferred Intellectual Property Assets registered in jurisdictions other than the United States, each to be executed by Purchaser, the Seller and certain of its Affiliates, if applicable, at the Closing.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Business, wherever situated.

“IRS” means the Internal Revenue Service of the United States.

“JBC” means John Bonham Carter.

“JBC Obligations” means the obligations of JBC under Sections 2(c) and 2(d) of the Release of Claims with JBC.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement, rule of law (including common law), consent decree or judgment.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, commitment or undertaking.

“License Agreement” means the means the Patent License Agreement to be executed by Purchaser (as licensee) and the Seller (as licensor) at the Closing.

“Licensed Intellectual Property Assets” means the Intellectual Property Assets that either the Seller or any of its Affiliates is licensed to use pursuant to the Business Licenses In.

“Material Adverse Effect” means any event, circumstance, change in or effect on the Business that is, or is reasonably expected to be, materially adverse to the business, the results of operations, or the condition (financial or other) of the Business, taken as a whole and whether viewed on a long-term, intermediate-term or short-term basis, other than as a result of one or more Material Adverse Effect Exclusions.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Material Adverse Effect Exclusions” means: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates (including legal and regulatory changes); (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; and (d) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; provided, that in the cases of clauses (a), (b), (c) and (d), such events, circumstances, changes, conditions or effects shall be considered in determining whether there has been a “Material Adverse Effect” only if such events, circumstances, changes, conditions or effects, individually or in the aggregate, have an adverse and disproportionate impact on the Business, taken as a whole and whether viewed on a long-term, intermediate-term or short-term basis, relative to other Persons operating in the same or substantially similar industries or segments thereof as the Business

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Objection Deadline Date” means the date thirty (30) days after delivery by Purchaser to the Seller of the Initial Working Capital Statement.

“Off-the-Shelf Software” means any commercially available off-the-shelf shrink wrap or click wrap computer software which was purchased or licensed for a total cost of less than $15,000 per item.

“Patent Assignment Agreement” means the Patent Assignment Agreement, substantially in the form of Exhibit D.

“Permit” means all licenses, agreements and authorizations required by any Governmental Authority to lawfully operate the Business (including any pending applications for such licenses, agreements and authorizations).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Pro Rata Share” with respect to each Seller Individual, the percentage set forth next to such Person’s name on Schedule 1.01(c).

“Purchaser Business Products” means the products or services related to the Business that, after Closing, the Purchaser or any of its Affiliates distributes, services, markets, sells or produces for itself, a customer or a third party, together with any component or other part or device incorporated therein or sold with such product (including any vacuum pump), including any such item to the extent it was included in the Purchased Assets.

“Purchaser Common Stock” means the common stock, with a par value of $0.01 per share, of Purchaser.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Purchaser Stock Price” means the average of the closing sale prices of Purchaser Common Stock as quoted by the Nasdaq Stock Market LLC for the ten (10) consecutive trading days ending with the trading day that is two (2) trading days prior to the applicable issuance date.

“Put Agreement” means the Put Agreement, dated February 1, 2008, between JBC and the Seller.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Release of Claims” means a release of claims against the Business to be executed by each Seller Member, JBC and Shevitz.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, advisors or other representatives.

“Sales Representative Agreement” means the Sales Representative Agreement, dated February 8, 2008, between the Seller and JBC.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Business Product” means the products or services related to the Business that, prior to Closing, the Seller or any of its Affiliates distributed, serviced, marketed, sold or produced for itself, a customer or a third party, together with any component or other part or device incorporated therein or sold with such product (including any vacuum pump).

“Seller Individuals” means Shevitz and Sol Genauer, a Seller Member.

“Seller Parties” means the Seller, RTSA, RTS, the Seller Members, and Shevitz.

“Seller’s Knowledge” or similar terms used in this Agreement mean the actual knowledge after reasonable inquiry of any Seller Individual or JBC.

“Seller Transaction Expenses” means any and all fees and expenses of any Seller Party and/or their respective Affiliates related to this Agreement and the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby, including (a) any fees of the type referenced in Section 3.25 ,and (b) any payments to any Seller Party or any of their or their respective Affiliate’s Representatives due upon, in connection with, or in the future as a result of, the consummation of the Closing, including any payments pursuant to the Put Agreement, severance obligations or change of control payment obligations, bonus obligations, any employer side Taxes on the same, but not including any such payments to the extent made or provided to be made by Purchaser or one of its Affiliates to Seller pursuant to the Transition Services Agreement, and (c) any Losses arising out of or relating to the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. § 2101, et seq. and or any state statute or regulation affording similar rights to laid off employees.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Target Working Capital Amount” means [*****].

“Tax” or “Taxes” means any and all U.S. federal, state, local, or non-U.S. income, gross receipts, license, capital, capital gains, franchise, value added, windfall profits, sales, use, ad valorem, goods and services, transfer, stamp, registration, capital stock, customs, duties, real property, personal property, excise, net worth, environmental, social security, payroll, employment, unemployment, disability, estimated, alternative or add-on minimum, unclaimed property or escheat, or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnify or otherwise succeed to the Tax Liability of any other Person.

“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic liability for Tax is determined under any applicable statute, rule or regulation.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with respect to Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transferred Contracts” means any Contracts listed on Schedule 1.01(d).

“Transferred IP Agreements” means all of the Business IP Agreements listed on Schedule 1.01(e).

“Transferred Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Seller, Shevitz or any of their respective Affiliates and used or held for use in the conduct of the Business, including the Intellectual Property Assets listed on Schedule 1.01(f), but excluding the Excluded Intellectual Property Assets and the Excluded Off-the Shelf Software.

“Transition Services Agreement” means the Transition Services Agreement to be executed by Purchaser and the Seller at the Closing.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

“Unresolved Objections” means the objections set forth on the Seller’s Notice of Disagreement delivered to Purchaser pursuant to Section 2.06 that remain unresolved pursuant to Section 2.06(e)(iii).

“Working Capital Amount” means (a) the total Current Assets, minus (b) the total Current Liabilities, in each case calculated as of the close of business on the Business Day immediately prior to the Closing Date.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Acceleration Event”	Annex I
“Agreement”	Preamble
“Apportioned Obligations”	Section 7.04
“Arbitration Board”	Section 9.11(c)
“Arbitration Notice Date”	Section 9.11(c)
“Arbitration Parties”	Section 9.11(c)
“ATF Products”	Annex I
“Bankruptcy and Equity Exception”	Section 3.01
“Board Decision”	Section 9.11(d)
“Business Confidential Information”	Section 5.02(b)
“Business Copyrights”	Section 3.12(a)
“Business Employee”	Section 3.15(a)
“Business Employee Program”	Section 3.14(a)
“Business Marks”	Section 3.12(a)
“Business Patents”	Section 3.12(a)
“Business Trade Secrets”	Section 3.12(b)(ix)
“Cash Purchase Price”	Section 2.04(b)
“CERCLIS”	Section 3.11(b)
“Closing”	Section 2.05
“Closing Date”	Section 2.05
“Contingent Worker”	Section 3.15(b)
“Customer”	Section 3.18(b)
“Disputed Items”	Section 2.06(d)
“[*****]”	Annex II
“Earnout Consideration”	Annex I
“Earnout Years”	Annex I
“Environmental Permits”	Section 3.11(a)
“Escrow Release Date”	Section 8.08(a)
“Estimated Working Capital Amount”	Section 2.07(b)
“Excluded Assets”	Section 2.01(b)
“Excluded Liabilities”	Section 2.02(b)
“Excluded Off-the-Shelf Software”	Section 2.01(b)(xvii)
“FCPA”	Section 3.23
“First Earnout Year”	Annex I
“Fixed First Earnout Year Payment”	Annex I
“Fixed Second Earnout Year Payment”	Annex I
“Fixed Third Earnout Year Payment”	Annex I
“Gross Revenue”	Annex I
“Improvements”	Section 3.12(a)
“Initial Escrow Release Date”	Section 8.08(a)
“Issued Shares”	Section 3.27(a)
“JAMS”	Section 9.11(b)
“JBC”	Preamble
“Leases”	Section 3.12(a)
“Licensed Patents”	Section 5.06(b)
“Loss”	Section 8.02
“Material Contracts”	Section 3.17(a)
“Net Revenue”	Annex I

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

“Notice of Acceptance”	Section 2.06(d)
“Notice of Disagreement”	Section 2.06(d)
“NPL”	Section 3.11(b)
“Official”	Section 3.23
“Patent Disputes”	Section 5.01(c)
“Plan”	Section 3.4(j)
“Post-Closing Apportioned Period”	Section 7.04
“Pre-Closing Apportioned Period”	Section 7.04
“Purchase Price”	Section 2.04(b)
“Purchased Assets”	Section 2.01(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	Section 8.02
“Reference Date”	Section 3.07
“Responsible Party”	Section 8.05(b)
“Restricted Period”	Section 5.03(a)
“RTS”	Preamble
“RTSA”	Preamble
“Second Earnout Year”	Annex I
“Securities Act”	Section 3.27(c)
“Seller”	Preamble
“Seller Indemnified Party”	Section 8.03
“Seller Member”	Preamble
“Settlement Consideration”	Annex II
“Settlement Costs”	Annex II
“Settlement Payment Amount”	Annex II
“Shevitz”	Preamble
“Supplier”	Section 3.18(a)
“Third Earnout Year”	Annex I
“Third-Party Claim”	Section 8.05(b)
“Third Party IP Assets”	Section 3.12(b)(vi)
“Threshold”	Section 8.04(b)
“Union”	Section 3.15(d)
“Valid Claims”	Section 5.06(b)
“Variable Second Earnout Year Payment”	Annex I
“Variable Third Earnout Year Payment”	Annex I
“19.9% Threshold”	Section 2.04(e)

SECTION 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (vi) the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a Person are also to its successors and permitted assigns; (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (ix) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Disclosure Schedule, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information or disclosure (in either case, regardless of the absence of an express reference or cross-reference in a particular Section of the Agreement or a particular Section of the Seller’s Disclosure Schedule). No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of a Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any matter in any Section of a Disclosure Schedule is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by any Seller Party not expressly set out in this Agreement, nor to be treated as adding to, limiting or extending the scope of any Seller Party’s representations or warranties in the Agreement.

(c) Any Contract or other information required to be made available hereunder by the Seller shall have been made available in the Skydrive dataroom established by the Seller in connection with the transactions contemplated hereby for which Purchaser has been provided full access at least two (2) Business Days prior to the execution of this Agreement.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Seller, RTS and, as applicable Shevitz, shall sell, transfer and assign to Purchaser free and clear of all Encumbrances, and Purchaser shall purchase from the Seller and RTS, and as applicable Shevitz, all of the Seller’s and RTS’s, and as applicable Shevitz’s, right, title and interest in and to the rights, properties and assets, either tangible or intangible, owned, used or held for use by the Seller or RTS, or as applicable Shevitz, relating to the conduct of the Business (the “Purchased Assets”), including:

(i) the personal property owned, used or held for use by the Seller or RTS relating to the conduct of the Business, including the personal property listed on Schedule 2.01(a)(i);

(ii) the Transferred Intellectual Property Assets and all copies of, and all rights, title and interest of the Seller or RTS under, the Transferred IP Agreements;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(iii) the sales and promotional literature, supplier lists, customer lists and other sales-related materials of the Seller or RTS to the extent used in the conduct of the Business;

(iv) subject to Section 2.03, the rights of the Seller or RTS under the Transferred Contracts and the Transferred IP Agreement;

(v) subject to Section 2.03, the municipal, state and federal permits, licenses, agreements and authorizations to the extent held or used by the Seller or RTS in the conduct of the Business and listed on Schedule 2.01(a)(vi);

(vi) subject to Section 2.03, all rights of the Seller or RTS under any confidentiality, non-competition, non-solicitation, or assignment of inventions or similar agreements with current or former employees, consultants and independent contractors who provided services to the Business and/or participated in the development of the Business or any Transferred Intellectual Property Assets;

(vii) all Inventory, including the Inventory listed on Schedule 2.01(a)(vii);

(viii) all of the goodwill associated with the Business;

(ix) all of the Current Assets included in the Final Working Capital Statement;

(x) all amounts outstanding as of the Closing Date owed by customers of the Business under loans or lines of credit extended by the Seller or RTS to such customers of the Business; and

(xi) all Actions against other Persons, whether or not such Actions have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of the Seller or RTS (regardless of whether such rights are currently exercisable) (collectively “Warranty Claims”) relating to the Purchased Assets and/or the Business.

For the avoidance of doubt: (X) the Purchased Assets being sold by Shevitz consist only of the Identified Patents shown as owned by Shevitz on Schedule 1.01(b) and (Y) to the extent that Seller or RTS is selling Purchased Assets that it uses or holds for use (but does not own), such party is transferring only its right to use or hold for use such Purchased Assets.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, none of the Seller, RTSA, RTS, or any of their respective Affiliates shall sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s, RTSA’s, RTS’ or any of their respective Affiliates’ right, title and interest to any assets of the Seller, RTSA, RTS or any of their respective Affiliates, specifically set forth below (the “Excluded Assets”):

(i) any cash or cash equivalents or short term investments of the Seller, RTSA, RTS or any of their respective Affiliates; provided, that no such cash and cash equivalent is included as Current Assets in the Final Working Capital Statement;

(ii) any bank or investment accounts;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(iii) except as set forth in Section 2.01(a)(x), any note receivables of the Seller, RTSA, RTS or any of their respective Affiliates;

(iv) any rights to Tax refunds, prepayments, credits or similar benefits attributable to Excluded Taxes;

(v) all machinery, tools, furniture, fixtures, equipment, supplies, decorations, computers and servers, telephone system and telephone numbers, and leasehold improvements, in each case if listed or described on Schedule 2.01(b)(v);

(vi) the Excluded Intellectual Property Assets;

(vii) any Excluded Contracts, including the Leases (including the rights of the Seller, RTSA, RTS or any of their respective Affiliates under any such Excluded Contracts);

(viii) all original books of account, general, financial, tax and personnel records, invoices, correspondence and other documents, records and files and any rights thereto owned, associated with or used by the Seller, RTSA, RTS or any of their respective Affiliates relating to the conduct of the Business or otherwise;

(ix) the company seal, minute books, organizational documents, equity record books and such other books and records pertaining to the organization, existence or capitalization of the Seller, RTSA, RTS or any of their respective Affiliates, as well as any other records or materials relating to the Seller, RTSA, RTS or any of their respective Affiliates generally that do not involve or are not related to the Purchased Assets or the operations of the Business;

(x) all deposits made by the Seller, RTSA, RTS or any of their respective Affiliates with vendors, landlords and utilities, provided that no such deposits are included as Current Assets in the Final Working Capital Statement;

(xi) all rights of the Seller, RTSA, RTS or any of their respective Affiliates under this Agreement and the Ancillary Agreements;

(xii) Tax Returns and other Tax records of the Seller, RTSA, RTS or any of their respective Affiliates;

(xiii) current and prior insurance policies of the Seller, RTSA, RTS or any of their respective Affiliates;

(xiv) all assets related to the Business Employee Programs;

(xv) all Actions against other Persons, whether or not such Actions have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of the Seller, RTSA, RTS or any of their respective Affiliates (regardless of whether such rights are currently exercisable) other than those Actions relating to the Purchased Assets or the Business;

(xvi) any equity or other ownership interest in RTSA and RTS;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(xvii) all Off-the-Shelf Software which is included on Schedule 2.01(xvii) (the “Excluded Off-the-Shelf Software”); and

(xviii) any right, property or account that is listed or described in Schedule Section 2.01(b)(xviii); provided, that no such rights, property or accounts are included as Current Assets in the Final Working Capital Statement.

SECTION 2.02 Assumption and Exclusion of Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall, by executing and delivering at the Closing, the Assumption Agreement, assume, and agree to pay, perform and discharge when due, the following (and only the following) Liabilities of the Seller (the “Assumed Liabilities”), and no other Liabilities whatsoever:

(i) all executory Liabilities of the Seller arising after the Closing under the Transferred Contracts and Transferred IP Agreements (other than Liabilities of the Seller relating to breaches that occurred, or events, circumstances or conditions that existed or occurred, at or prior to Closing);

(ii) all Current Liabilities if and only to the extent included in the Final Working Capital Statement; and

(iii) all Liabilities arising from or relating to (A) (x) the sale or distribution of any Purchaser Business Products after the Closing by the Purchaser or its Affiliates, or (y) any customer’s use of any Purchaser Business Product following the Closing, or (B) the failure of, or defect in, any component or other part or device (including any vacuum pump) included in or incorporated into such Purchaser Business Products to operate properly or as intended, including, in each case, any warranty claims and any Liabilities arising from or relating to any recall or replacement of any such Purchaser Business Product, component, part or device (provided, that in no way shall this limit any Purchaser Indemnified Party’s ability to recover Losses if and to the extent such Losses are recoverable under Section 8.02).

(b) The Seller, RTSA, RTS and/or their respective Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, other than the Assumed Liabilities, any respective Liabilities of the Seller, RTSA, RTS and/or their respective Affiliates (collectively, the “Excluded Liabilities”), including the following Liabilities:

(i) all Liabilities of Seller, RTSA, RTS and/or their respective Affiliates relating to breaches under the Transferred Contracts and Transferred IP Agreements that occurred, or events, circumstances or conditions that existed or occurred, at or prior to Closing;

(ii) all Excluded Taxes;

(iii) all Liabilities arising from or relating to Excluded Assets;

(iv) the Seller’s, RTSA’s, RTS’s and/or their respective Affiliates’ respective obligations under this Agreement and any Ancillary Agreement;

(v) all Liabilities or obligations of the Seller under the Put Agreement arising prior to, at, or following the Closing;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(vi) all Liabilities or obligations related to the Seller’s operations following the Closing, except for the Purchaser’s payment obligations expressly set forth in the Transition Services Agreement;

(vii) all Liabilities arising from or relating to any Action pending or threatened (orally or in writing) against the Seller, RTSA, RTS and/or their respective Affiliates or the Business on or before the Closing Date and/or any Action relating to the conduct of the Business on or before the Closing Date;

(viii) all Environmental Liabilities;

(ix) all obligations of the Seller, RTSA or RTS to indemnify any Person by reason of the fact that such Person was a director, manager, member, officer, employee or agent of the Seller, RTSA or RTS was serving at the request of any such entity as a partner, trustee, officer, employee or agent of another entity;

(x) all Liabilities arising from the Seller Transaction Expenses;

(xi) all Indebtedness of the Seller, RTSA, RTS and/or their respective Affiliates;

(xii) all employment related Liabilities, including all Liabilities or obligations of the Seller, RTSA or RTS under any of its Business Employee Programs under any employee Contracts between the Seller, RTSA, RTS and/or their respective Affiliates, on the one hand, and any of their respective employees or other service providers, on the other hand, or any accrued vacation and/or sick time, payroll or other form of employee compensation (including contributions to pension and/or benefit plans), bonuses, stock appreciation rights, commissions, severance pay, and claims for workers’ compensation, and any Liability related to the termination of the Business Employees;

(xiii) all Liabilities arising from or relating to (A) (x) the sale or distribution of any Seller Business Products prior to the Closing by the Seller, or (y) any customer’s use of any Seller Business Product prior to, at or following the Closing, or (B) the failure of, or defect in, any component or other part or device (including any vacuum pump) included in or incorporated into such Seller Business Products to operate properly or as intended, including, in each case, any warranty claims and any Liabilities arising from or relating to any recall or replacement of any such Seller Business Product, component, part or device; and

(xiv) all Liabilities of the Seller, RTSA, RTS and/or their respective Affiliates that are not related to the Business or were not incurred in the ordinary course of the business of the Business prior to the Closing.

SECTION 2.03 Procedures for Purchased Assets Not Transferable; Post-Closing Transfers.

(a) If any Purchased Asset is not assignable or transferable to, or assumable by, Purchaser without the consent of a Governmental Authority or a third party, and such consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment, sublease, transfer or assumption thereof unless and until such consent is obtained. In such case, the Seller Parties shall: (i) use commercially reasonable efforts and cooperate with Purchaser to obtain such consent as soon as practicable after the Closing Date; (ii) use commercially reasonable efforts to provide

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Purchaser the benefit of the Purchased Assets; and (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser. The Purchaser shall, and shall cause its Affiliates to, cooperate with the Seller Parties in good faith to effect the foregoing.

(b) If any consent referred to in Section 2.03(a) is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect rights thereunder so that Purchaser would not in fact receive all rights in the applicable Purchased Asset, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder (if and to the extent such obligations would otherwise be Assumed Liabilities), including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce, at the expense of Purchaser, for the benefit of Purchaser, with Purchaser assuming Seller obligations (if and to the extent such obligations would otherwise be Assumed Liabilities), any and all rights of Seller against a third party thereto.

(c) If at any time on or after the Closing Date the Seller or its Affiliates shall receive or otherwise possess any of the Purchased Assets, the Seller shall, and shall cause its Affiliates to, to the extent permitted by Law, promptly transfer and deliver, or cause to be transferred and delivered, such Purchased Assets to Purchaser, except as contemplated by the Transition Services Agreement.

(d) If at any time on or after the Closing Date the Purchaser or its Affiliates shall receive or otherwise possess any of the Excluded Assets, the Purchaser shall, and shall cause its Affiliates to, to the extent permitted by Law, promptly transfer and deliver, or cause to be transferred delivered, such Excluded Assets to Seller.

SECTION 2.04 Purchase Price; Allocation of Purchase Price.

(a) Subject to adjustment pursuant to Section 2.06 and/or Article VIII, in full payment for the Purchased Assets, Purchaser shall, or shall cause one of its Affiliates to:

(i) pay to the Seller cash in the amount of the Closing Cash Proceeds at the Closing by wire transfer of immediately available funds;

(ii) pay to the Seller the Additional Closing Payment at the Closing in accordance with Section 2.04(e);

(iii) deposit cash in the amount of the Escrow Amount into the Escrow Account at the Closing pursuant to wire instructions delivered by the Escrow Agent to Purchaser;

(iv) pay to the Seller the contingent earnout payment amounts set forth on Annex I hereto, upon and subject to the achievement of performance metrics in accordance with the terms and covenants, and subject to the conditions, set forth on Annex I;

(v) pay to each person holding any Indebtedness of the Seller the amount, and pursuant to wire instructions, set forth in the applicable payoff letter described in Section 2.07(b)(vi); and

(vi) pay to the Seller the contingent payment amounts set forth on Annex II hereto, in accordance with the terms and covenants, and subject to the conditions, set forth on Annex II.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(b) The amounts set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 2.04(a) (collectively, the “Cash Purchase Price”), together with the Assumed Liabilities, are sometimes collectively referred to herein as the “Purchase Price.”

(c) Purchaser and the Seller shall allocate the Purchase Price, any Earnout Consideration (to the extent actually paid), any Settlement Consideration (to the extent actually paid) and all other applicable capitalized costs and other relevant items among the Purchased Assets and the covenants set forth in Section 5.03 in accordance with the rules under Section 1060 of the Code and the Regulations promulgated thereunder and the principles set forth in Schedule Section 2.04(c). Purchaser shall prepare and deliver the allocation to the Seller and Purchaser shall prepare and deliver to the Seller, from time to time, revised or supplemental allocations so as to report any matters that may need updating (including Purchase Price adjustments and the payment of any Earnout Consideration and Settlement Consideration) as may be required. Purchaser and the Seller Parties shall file all Tax Returns consistent with the allocation determined under this Section 2.04(c) and no party hereto shall take any position for Tax purposes inconsistent with such allocation; provided, that the parties acknowledge that Purchaser and its Affiliates may use a different allocation for financial reporting purposes.

(d) Purchaser (or any of its agents or Affiliates, as the case may be) shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be withheld under the Code or any other applicable Tax Law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made. Purchaser shall consult with the Seller in determining the amount of any withholding Taxes prior to deducting or withholding from any payment in respect of such Taxes.

(e) If Purchaser elects to make payments of any portion of the Purchase Price permitted to be paid using shares of Purchaser Common Stock pursuant to Section 2.04(a)(ii) or Section 2.04(a)(iv), provided, that the Purchaser certifies in writing on the date of issuance that: (x) the shares of Purchaser Common Stock issuable pursuant to Section 2.04(a)(iv) on such date are duly and validly authorized and issued and fully paid and nonassessable, free and clear of any Encumbrances other than transfer restrictions under applicable securities Laws and (y) the representations and warranties set forth in Section 4.06 are true and correct as of the date of such payments as if made on and as of such date. Purchaser shall provide the Seller with written notice of such election, which notice in the case of Purchaser Common Stock issued pursuant to Section 2.04(a)(iv) on such date shall contain Purchaser’s certification as detailed in the previous sentence, and Purchaser shall issue a number of shares of Purchaser Common Stock equal to such portion of the Purchase Price divided by the Purchaser Stock Price calculated as of the date of such issuance. Evidence of any such issuance of shares shall be delivered to the Seller as promptly as practical following such issuance. No fraction of a share of Purchaser Common Stock shall be issued, but in lieu thereof, the Seller shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Purchaser Stock Price. In no event shall the aggregate number of Issued Shares exceed a number of shares equal to 19.9% of the number of shares of Purchaser Common Stock outstanding immediately prior to the Closing or at the time of any issuance of any Issued Shares (the “19.9% Threshold”). In the event that the number of shares of Purchaser Common Stock otherwise comprising the Issued Shares exceeds the 19.9% Threshold, the number of shares of Purchaser Common Stock issued as part of the Purchase Price will be cut back to the 19.9% Threshold and Purchaser will pay any such excess consideration in cash. At the time of any issuance of Issued Shares, the Seller hereby represents and warrants that the representations and warranties in Section 3.27 are, and such issuance shall be conditioned on the representations and warranties in Section 3.27 being, true and correct in all respects as of the date of such issuance.

(f) Seller acknowledges and agrees that prior to the Closing, JBC’s equity interest in RTS was purchased by the Seller. Following the Closing, the Seller shall be responsible for and shall make any and all payments to JBC required pursuant to such purchase.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 2.05 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Blank Rome LLP, 301 Carnegie Center, 3rd Floor, Princeton, New Jersey at 10:00 a.m. local time on the date hereof or at such other place or at such other time or on such other date as the Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.06 Adjustment of the Purchase Price.

(a) On the second day following the Closing Date, representatives of Seller and Purchaser shall conduct a physical count of all Inventory of the Seller and shall determine a good faith estimate of the valuation of such Inventory as of the Closing using the Agreed Accounting Principles (the “Inventory Valuation Estimate”).

(b) Within seventy-five (75) days after the Closing Date, Purchaser shall prepare and deliver to the Seller the Initial Working Capital Statement, which shall include reasonable detail supporting Purchaser’s calculations set forth therein and reasonable detail supporting any change from the Estimated Working Capital Statement or the calculations set forth therein. During such 75-day period, during normal business hours, Purchaser and its Representatives shall be permitted reasonable access to the records and personnel of the Seller and its Affiliates relating to the Business that are reasonable and appropriate in connection with Purchaser’s preparation of the Initial Working Capital Statement.

(c) Subject to complying with the restrictions set forth in Section 5.02(b), at reasonable times during normal business hours during the 30-day period immediately following the Seller’s receipt of the Initial Working Capital Statement, the Seller and its Representatives shall be permitted to review the records of Purchaser relating to the Initial Working Capital Statement reasonably requested by the Seller, and Purchaser shall make reasonably available to the Seller and its Representatives the individuals employed by Purchaser and responsible for the preparation of the Initial Working Capital Statement in order to respond to the reasonable inquiries of the Seller related thereto.

(d) The Seller shall deliver to Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Working Capital Statement (“Notice of Acceptance”) or a detailed statement describing its objections to the Initial Working Capital Statement (“Notice of Disagreement”); provided, that any objections must be on the basis that the amounts set forth in the Initial Working Capital Statement (i) were not determined in accordance with the Agreed Accounting Principles; or (ii) were arrived at based on mathematical or clerical error. If the Seller delivers to Purchaser a Notice of Acceptance, or the Seller does not deliver a Notice of Disagreement on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the end of the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement. If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Working Capital Statement shall be final, binding and conclusive upon the parties hereto.

(e) The Disputed Items set forth on the Notice of Disagreement shall be resolved as follows:

(i) The Seller and Purchaser shall first use commercially reasonable efforts to resolve such Disputed Items.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(ii) Any resolution by the Seller and Purchaser as to such Disputed Items shall be final and binding on the parties hereto.

(iii) If the Seller and Purchaser do not reach a resolution of all Disputed Items set forth on the Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Seller and Purchaser shall, within thirty (30) days following the expiration of such 30-day period, engage the Accounting Referee, pursuant to an engagement agreement executed by the Seller, Purchaser and the Accounting Referee, to resolve any Unresolved Objections.

(iv) The Accounting Referee shall be instructed only to resolve the Unresolved Objections based on written information to be provided to, or presentations made to, the Accounting Referee by the Seller and Purchaser and shall be instructed not to otherwise investigate any other matter independently. The Seller and Purchaser shall request that the Accounting Referee make a final determination (which determination shall be binding on the parties hereto) of the Working Capital Amount within thirty (30) days from the date the Unresolved Objections and presentations were submitted to the Accounting Referee and such final determination shall be deemed the Final Working Capital Statement. During the 30-day review by the Accounting Referee, the Seller and Purchaser shall each make available to the Accounting Referee such individuals and such information, books and records as may be reasonably required by the Accounting Referee to make its final determination.

(v) The resolution by the Accounting Referee of the Unresolved Objections shall be conclusive and binding upon the parties hereto absent manifest error or fraud. The parties hereto agree that the procedure set forth in this Section 2.06(e) for resolving disputes with respect to the Initial Working Capital Statement and the Working Capital Amount shall be the sole and exclusive method for resolving any such disputes.

(vi) The fees and expenses of the Accounting Referee will be allocated to and paid by Purchaser, on one hand, and the Seller, on the other hand, based upon the relative success (in terms of percentages) of the aggregate of each of Purchaser’s and the Seller’s claims.

(f) The Initial Working Capital Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Working Capital Statement and be binding on the parties hereto for the purposes of this Section 2.06 upon the earliest to occur of (i) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.06(d); (ii) the resolution of all Disputed Items by the Seller and Purchaser pursuant to Section 2.06(e)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.06(e)(v) by the Accounting Referee. Within five (5) Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i) If the Closing Cash Adjustment is positive, within five (5) Business Days of the final determination of the Working Capital Amount, Purchaser shall pay to the Seller an amount equal to the Closing Cash Adjustment by wire transfer of immediately available funds to a bank account designated in writing by the Seller; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(ii) If the Closing Cash Adjustment is negative, Purchaser shall have the option, in its sole discretion, to recover the absolute amount of the Closing Cash Adjustment from the Seller directly, through the set-off of any future payments to be made to the Seller pursuant to Section 2.04(a)(iv), under the Transition Services Agreement, and/or the payment by the Escrow Agent from the Escrow Account. If Purchaser elects to recover such amount through payment by the Escrow Agent, within five (5) Business Days of such election following the final determination of the Working Capital Amount, the Escrow Agent shall pay to Purchaser the absolute amount of the Closing Cash Adjustment.

(g) If the delivery deadline date for the Initial Working Capital Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

SECTION 2.07 Closing Deliveries.

(a) Closing Deliveries of Purchaser. In addition to the payments provided for in Section 2.04(a)(i), (ii), (iii) and (v), at the Closing, Purchaser shall have delivered or caused to be delivered to the Seller executed counterparts of each Ancillary Agreement to which Purchaser is a party.

(b) Closing Deliveries of Seller Parties. At the Closing, the Seller Parties shall have delivered or caused to be delivered to Purchaser:

(i) subject to Section 2.03, the Purchased Assets;

(ii) a statement (“Estimated Working Capital Statement”) setting forth the Seller’s good faith estimate of the Working Capital Amount (the “Estimated Working Capital Amount”), which shall be in form and substance reasonably satisfactory to Purchaser;

(iii) executed counterparts of each Ancillary Agreement to which any Seller Party or any of its Affiliates is a party;

(iv) a certificate as to the non-foreign status of the Seller Parties in form and substance as required by Section 1.1445-2(b)(2) of the Treasury Regulations in form and substance satisfactory to Purchaser;

(v) true and complete copies, certified by the Secretary of the Seller, of: (A) the resolutions duly and validly adopted by an authorized Representative of each the Seller, RTS and RTSA evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Person is a party and the consummation of the transactions contemplated hereby and thereby; and (B) the resolutions of the equityholders of the Seller and RTS adopting this Agreement and approving of the transactions completed hereby and thereby;

(vi) payoff letters in form and substance satisfactory to Purchaser from each person holding any Indebtedness of the Seller set forth on Schedule 2.07(b)(vi), together with evidence of full releases of any and all Encumbrances against any Purchased Assets in form and substance satisfactory to Purchaser;

(vii) executed employment documentation for JBC on terms satisfactory to Purchaser;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(viii) evidence satisfactory to Purchaser that the RTS has terminated the services of JBC and that Seller has terminated the services of all other employees hired by Purchaser or one of its Affiliates contingent on the Closing;

(ix) evidence satisfactory to Purchaser that each of the Put Agreement and Sales Representative Agreement has been terminated in their entirety with no further Liabilities to the Business or the Seller, except for the Seller’s obligations to make payments to JBC as detailed in an agreement executed by the applicable parties provided to Purchaser prior to the Closing; and

(x) the Financial Statements in a form reasonably acceptable to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARTIES

The Seller, RTS and RTSA hereby jointly and severally represent and warrant to Purchaser, subject to such exceptions as are disclosed in writing in the Disclosure Schedule, as follows as of the date hereof:

SECTION 3.01 Organization, Authority and Qualification of the Seller, RTS and RTSA. Each of the Seller and RTS is a limited liability company duly organized, validly existing and in good standing under the Laws of New Jersey, RTSA is a limited private company duly organized, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of Singapore, and each such Person has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Seller, RTS and RTSA is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by the Seller, RTS and RTSA of this Agreement and the Ancillary Agreements, if a party to such agreements, and the performance by such Person under such agreements to which it is a party, and the consummation of the transactions contemplated under such agreements to which it is a party, have been duly authorized by all requisite action on the part of such Person. This Agreement has been, and upon their execution the Ancillary Agreements to which the Seller, RTS or RTSA is a party shall be, duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Seller, RTS or RTSA is a party shall constitute, legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity) (the “Bankruptcy and Equity Exception”).

SECTION 3.02 Capitalization. The Seller is owned exclusively by the Seller Members. Immediately prior to the Closing, RTS (except as disclosed in Section 3.02 of the Disclosure Schedule) and RTSA are wholly-owned Subsidiaries of the Seller. The Seller does not own any equity interests in any other Person other than RTS and RTSA. RTS and RTSA do not own any equity interests in any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Person. There are no other issued or outstanding equity securities of the Seller other than the membership interests owned by the Seller Members, there are no other issued and outstanding securities of the Seller convertible into or exchangeable for, at any time, equity securities of the Seller, and there are no options, warrants, “phantom equity,” calls, subscriptions or other rights, agreements or commitments obligating the Seller to issue, transfer or sell any equity equivalent rights. There are no (i) outstanding obligations of the Seller to repurchase, redeem or otherwise acquire any equity securities of the Seller and the Seller has not redeemed any of its equity securities in the past three (3) years or (ii) voting trusts, proxies or other agreements among the holders of the equity interests of the Seller with respect to the voting or transfer of its equity securities. The Seller does not have any outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the members of the Seller on any matter.

SECTION 3.03 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties, as applicable, do not and will not: (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Seller, RTS or RTSA; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller, RTS, RTSA or the Business; or (c) conflict with, result in any material breach of, constitute an event of default or material default (or an event which, with the giving of notice or lapse of time, or both, would become an event of default or a material default) under, require any consent or notice under other than those consents and notices set forth in Section 3.03(c) of the Disclosure Schedule, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Seller Party is a party.

SECTION 3.04 Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller Parties, as applicable, do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Authority or any other Person other than those consents set forth in Section 3.03(c) of the Disclosure Schedule.

SECTION 3.05 Financial Information.

(a) True and complete copies of the Financial Statements are attached hereto in Section 3.05 of the Disclosure Schedule. The Financial Statements: (i) were derived from the books and records of the Business; (ii) present fairly, in all material respects, the consolidated financial position of the Business as of the dates thereof and the results of operations, cash flows and owners’ equity of the Business for the periods covered thereby; and (iii) were prepared in accordance with GAAP (subject, in the case of the unaudited Financial Statements, to the exclusion of footnotes and other presentation items and to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount). Except as set forth in Section 3.05(a) of the Disclosure Schedule, the revenue recognition policies of the Seller and the application of those policies are in compliance with the applicable standards under GAAP.

(b) The Seller maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s specific or general authorization.

SECTION 3.06 Absence of Undisclosed Liabilities. There are no material liabilities of the Business other than liabilities or obligations (a) disclosed, reflected or reserved against in the Balance

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Sheet, or (b) incurred since the Reference Date in the ordinary course of business of the Business, consistent with past practices. Solely with respect to the Purchased Assets and Assumed Liabilities, there are no securitization transactions, off balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended), synthetic leases, sale/leaseback arrangements or arrangements providing for the factoring of receivables.

SECTION 3.07 Conduct in the Ordinary Course. Since December 31, 2013 (the “Reference Date”), except as set forth in Section 3.07 of the Disclosure Schedule:

(a) the Business has been conducted in the ordinary course, consistent with past practices;

(b) there has not been any change nor has any circumstance existed that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that none of the Material Adverse Effect Exclusions, either alone or in combination, shall be taken into account in determining whether there has been a Material Adverse Effect; and

(c) no Seller Party has taken any of the following actions in respect of the Business:

(i) except in the ordinary course of business consistent with past practice, acquired, transferred, leased, licensed, assigned or otherwise disposed of, any property or assets (including Intellectual Property Assets);

(ii) suffered any loss in excess of $20,000 individually or $100,000 in the aggregate or waived any rights of material value;

(iii) made any payment or discharge of a liability of the Seller outside of the ordinary course of business in excess of $20,000 which was not shown on the Balance Sheet;

(iv) changed its fiscal year, revalued any of its material assets, made any change to its pricing, collection or payment policies, or made any change to its accounting methods, principles or practices, except as may be required by GAAP;

(v) incurred any Indebtedness, other than Indebtedness incurred in the ordinary course of business which is either no longer outstanding or does not exceed $50,000 in the aggregate;

(vi) amended, supplemented or otherwise modified any Material Contract, or terminated, amended, supplemented or otherwise modified any Contract that would have been considered a Material Contract prior to terminating, amending, supplementing or otherwise modifying such Contract;

(vii) entered into any agreement pursuant to which any Seller Party transferred any assets related to the Business to any other Seller Party or any Affiliate or equityholder of any Seller Party;

(viii) extended any loans, lines of credit or financing to any customers of the Business, except for credit terms on product purchases extended in the ordinary course of business which is no longer outstanding or which is reflected as Current Assets in the Final Working Capital Statement;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(ix) experienced any resignation, termination or removal of any member of management or any key supervisory personnel of the Seller, RTS or RTSA;

(x) (A) increased the salary, wages or other compensation rates of any officer of the Business and other than in the ordinary course of business consistent with past practice, any other Business Employee or consultant, advisor or agent to the Business, (B) entered into, amended or modified any employment, consulting, severance, deferred compensation or retirement or other similar agreement or arrangement with any Business Employee or consultant, advisor or agent to the Business, (C) made or granted any increase in any Business Employee Program, or amended or terminated any existing Business Employee Program, or adopted any new Business Employee Program other than as required by Law or an existing Contract or (D) made any commitment or incurred any liability to any labor organization; or

(xi) agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing except as otherwise required under this Agreement.

SECTION 3.08 Title to the Assets; Sufficiency of the Assets.

(a) The Seller, RTS and Shevitz have good, valid and transferable title to, or valid and transferable leasehold interests in, or the right to use, as applicable, all of their respective Purchased Assets, free and clear of all Encumbrances, and no other Seller Party or any Affiliate of any Seller Party (or any current or former employee or consultant of Seller, RTS or any Affiliate of any Seller Party) has any interest in the rights, properties and assets, either tangible or intangible, relating to the conduct of the Business. The only interest held by Shevitz in the rights, properties and assets, either tangible or intangible, used in the conduct of the Business are the Business Patents listed on Section 3.08(a) of the Disclosure Schedule.

(b) The Purchased Assets constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible), other than the Excluded Assets listed on Section 3.08(b) of the Disclosure Schedule and other than services to be provided under the Transition Services Agreement, necessary and sufficient to permit Purchaser to conduct the Business immediately after the Closing in the ordinary course consistent with past practice. The tangible property included in the Purchased Assets is in good working condition, reasonable wear and tear excepted.

SECTION 3.09 Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, there is no, and during the last three (3) years there has not been any, Action by or against any Seller Party relating to the Business or the Purchased Assets pending before any Governmental Authority, or, to the Seller’s Knowledge, threatened (orally or in writing) by any Person or Governmental Authority. There is no Governmental Order to which the Business, or any of the Purchased Assets, is subject. To the Seller’s Knowledge, no Business Employee is subject to any Governmental Order or Contract that prohibits such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

SECTION 3.10 Compliance with Laws. The Seller Parties are conducting, and during the last three (3) years have conducted, the Business in compliance in all material respects with all Laws and Governmental Orders applicable to the Business and none of the Seller, RTS, RTSA, the Business or any of the Purchased Assets is, or has been during the last three (3) years, in violation of any such Law or Governmental Order in any material respect. None of the Seller Parties have received written notice of violation of any Laws or Governmental Orders applicable to the Business or Purchased Assets that remains uncured. The Seller possesses all Permits required for and material to the operation of the Business and is in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are valid and full force and effect.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 3.11 Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule:

(a) The Seller Parties are, and for the last five (5) years have been, in compliance in all material respects with all applicable Environmental Laws, and the Seller holds and is, and for the last five (5) years have been, in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b) No Seller Party, nor to the Seller’s Knowledge any Person for whose conduct the Seller, RTS or RTSA may be held responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to CERCLA, the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), or any equivalent list of sites for cleanup under any analogous state or local program.

(c) To Seller’s Knowledge, no Seller Party nor any Person for whose conduct the Seller, RTS or RTSA may be held responsible, has Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Seller or its Affiliates, except as authorized by, and in compliance with, validly issued Environmental Permits. No Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Seller or its Affiliates in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action pursuant to any Environmental Laws. No property now or formerly owned, operated or leased by the Seller, RTS or RTSA is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites for cleanup under any analogous state or local program.

(d) To Seller’s Knowledge, there are no active or abandoned underground storage tanks present at, on, or under the Real Property leased by the Seller.

(e) No Seller Party has: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Seller has provided or made available to Purchaser all material documents, records and information available to the Seller Parties concerning any environmental or health and safety matter relevant to the Business or to any property now or formerly owned, operated or leased by the Seller, RTS or RTSA, including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Authority.

SECTION 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list of all (i) Patents owned, used or held for use by any Seller Party (or any Affiliate of any Seller Party, or any current or former employee or consultant of any Seller Party or any such Affiliate) in the conduct of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

the Business (“Business Patents”), registered and material unregistered Marks owned, used or held for use by any Seller Party in the conduct of the Business (“Business Marks”) and registered Copyrights owned, used or held for use by any Seller Party in the conduct of the Business (“Business Copyrights”), (ii) licenses, sublicenses or other agreements under which any Seller Party is granted rights by others in Business Intellectual Property Assets (“Business Licenses In”) (other than Off-the-Shelf Software), and (iii) licenses, sublicenses or other Contracts under which any Seller Party has granted rights to others in Business Intellectual Property Assets (“Business Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Schedule 3.12(a) also sets forth whether each such license, sublicense or other Contracts is exclusive or non-exclusive.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedule:

(i) the Seller exclusively owns the Business Intellectual Property Assets, free and clear of all Encumbrances;

(ii) all Business Patents, Business Marks and Business Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Seller’s Knowledge, are valid and enforceable;

(iii) none of the Business Intellectual Property Assets owned by or exclusively licensed to any Seller Party that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;

(iv) no Business Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the Seller’s Knowledge, there is no patent or patent application of any third party that potentially interferes with a Business Patent;

(v) there are no pending written or, to the Seller’s Knowledge, threatened (orally or in writing) claims against any Seller Party alleging that the operation of the Business infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or that any of the Business Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Business, nor any activity by any Seller Party in connection with the Business, (A) infringes or violates (or in the past infringed or violated) any Third Party IP Asset (other than any right of any other Person in any Patent or Trade Secret) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any such Third Party IP Asset, or (B), to Seller’s Knowledge, infringes or violates (or in the past infringed or violated) any rights of any other Person in any Patent or Trade Secret or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any such Patent or Trade Secret;

(vii) all former and current employees, and all former and current consultants and contractors engaged in the development of any Transferred Intellectual Property Assets, of the Seller, RTS or RTSA have executed written invention assignment agreements, a copy of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

which has been provided to Purchaser; in each case where a Business Patent is held by the Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(viii) to the Seller’s Knowledge, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Transferred Intellectual Property Assets or the Seller’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person of any of the Transferred Intellectual Property Assets;

(ix) the Seller Parties have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Seller or RTS in the Business (the “Business Trade Secrets”), including requiring each employee and consultant of Seller, RTS or RTSA and any other person with access to Business Trade Secrets to execute a binding confidentiality agreement and to the Seller’s Knowledge, there has not been any breach by any party to such confidentiality agreements; and

(x) following the Closing, assuming any required consents set forth on Section 3.03(c) of the Disclosure Schedule are obtained, Purchaser will have the same rights and privileges in the Transferred Intellectual Property Assets as the Seller and RTS had in the Transferred Intellectual Property Assets immediately prior to the Closing.

SECTION 3.13 Real Property. Section 3.13 of the Disclosure Schedule lists (i) the street address of each parcel of Real Property used in the conduct of the Business by the Seller Parties and (ii) all leases, subleases, licenses or other occupancy agreements, in each case related to such Real Property, and all amendments, modifications, supplements, and assignments thereto and other ancillary documents like memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, and subordination, non-disturbance and attornment agreements (collectively, the “Leases”). To the Seller’s Knowledge, the Real Property, any improvements thereon, and the use thereof for the purposes for which they are presently being used, are in each case in compliance with all applicable building, zoning, planning, subdivision, health or other laws, ordinances or regulations, all as the same are amended from time to time and all orders and regulations promulgated thereto, and to the Seller’s Knowledge there exists no such violation which could reasonably be expected to interfere with the use of the Real Property and such improvements as contemplated by the Transition Services Agreement. No Seller Party has received or given any notice of default under any Leases or Encumbrance on any Real Property or any constituent portion thereof that remains uncured that would materially impact the use of the Leases as contemplated by the Transition Services Agreement. Neither Seller nor RTS owns any Real Property.

SECTION 3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, complete and correct list of every Plan that is maintained by the Seller or any of its Subsidiaries, or with respect to which the Seller or any such Subsidiary may have any liability (each, a “Business Employee Program”).

(b) Each Business Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Business Employee Program for any period for

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

which such Business Employee Program would not otherwise be covered by an IRS determination and, to the knowledge of the Seller, no event or omission has occurred that would cause any Business Employee Program to lose such qualification.

(c) All material payments and/or contributions required to have been made by the Closing Date with respect to all Business Employee Programs have been made.

(d) Neither the Seller nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained any Business Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or is a Multiemployer Plan.

(e) For purposes of this Section 3.14, “Plan” means: (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) option plans, equity purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to any employee, officer and non-employee director, in each case in which the Seller or one of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, manager or director of the Seller (or their spouses, dependents, or beneficiaries) or with respect to which the Seller may have any liability.

SECTION 3.15 Employees and Consultants; Labor Matters.

(a) Business Employees. Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following information with respect to each current employee of the Business (“Business Employee”), as of the date hereof: (i) name; (ii) departments and titles; (iii) current compensation paid or payable, including base salary or hourly rate, as applicable and any incentive compensation; (iv) whether the Business Employee is on active or inactive status and the nature of any inactive status (e.g., type of leave of absence), the date inactive status commenced and the date it is anticipated to end; (v) whether temporary or permanent, paid on an hourly, salary or commission basis, and full-time or part-time, including number of working hours per week; (vi) exempt or non-exempt classification under the Fair Labor Standards Act and applicable state law; and (vii) whether such Business Employee has executed a nondisclosure, confidentiality and assignment of inventions agreement or any other restrictive covenant agreement with the Seller. No Business Employee or consultant of the Business has given, or to the Knowledge of Seller intends to give, notice of terminating their employment or consulting relationship, as applicable, with the Seller, RTS or RTSA, except for those Business Employees to be hired by Purchaser or one of its Affiliates as contemplated hereby. To Seller’s Knowledge, there are no pending requests by any Business Employee to go on a leave of absence or disability.

(b) Consultants and Contractors. Section 3.15(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Persons who, as of the date hereof, are consultants, contractors, temporary employees, leased employees or other agents used or employed by the Seller in connection with the Business and classified by the Seller as other than employee (“Contingent Workers”), together with the respective compensation of each such Contingent Worker and the number of hours per week that such Contingent Worker provides services to Seller.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(c) Compliance with Employment Laws. Seller conducts, and has conducted during the last three (3) years, the Business with respect to all current and former employees in a manner that complies in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, immigration and wages and hours, including any such Laws respecting employment discrimination, employee classification, terms and conditions of employment, wages and hours, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Fair Labor Standards Act, the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, unemployment insurance, and occupational safety and health and workers’ compensation requirements. No Actions are pending against Seller, RTS or RTSA or, to the Knowledge of Seller, threatened (orally or in writing) with respect to any current or former employee of the Business under such Laws or with respect to the employment of any such employee, including Actions for breach of contract, wrongful termination, intentional infliction of emotional distress, invasion of privacy or any other tort, discrimination, misclassification or workers’ compensation, and there have been no such Actions during the last three (3) year period.

(d) Labor Matters. The Business is not presently, nor has it ever been, subject to any agreement with any union, labor organization or collective bargaining unit (“Union”). The Seller is not delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Business Employees or Contingent Workers. The Seller has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Seller’s Business or one or more facilities or operating units within any site of employment or facility of the Seller’s Business, and, during the ninety (90) day period preceding the date hereof, no Employee or Contingent Worker has suffered an “employment loss” with respect to the Seller’s Business as defined in the WARN Act. The Seller’s Business is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and E-Verify where required.

(e) No Seller Individual has: (i) been subject to a voluntary or involuntary petition under the U.S. federal bankruptcy Laws or any state insolvency Law or to the appointment of a receiver, fiscal agent or similar officer by a court for his or her assets or properties; (ii) been convicted in a criminal proceeding or named as a subject to a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) been the subject of any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iv) been found by a court of competent jurisdiction in a civil action or by the SEC or the United States Federal Trade Commission or any other Governmental Entity to have violated any U.S. federal or state securities or unfair trade practices Law, or any similar Law of any other jurisdiction, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (v) engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of the SEC Regulation S-K.

SECTION 3.16 Taxes. Except as provided in Section 3.16 of the Disclosure Schedule:

(a) All Tax Returns with respect to the Business or the Purchased Assets or for which Purchaser or its Affiliates could have successor liability required to have been filed by the Seller or its Affiliates have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are correct and complete.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(b) All Taxes with respect to the Business or the Purchased Assets or for which Purchaser or its Affiliates could have successor liability due and payable by the Seller or its Affiliates, whether or not shown or required to be shown on any Tax Returns, have been paid and no such Taxes are delinquent.

(c) There are no Encumbrances for Taxes on any of the Purchased Assets or for which Purchaser or its Affiliates could have successor liability.

(d) The Seller and RTS have withheld and paid to the applicable Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party with respect to the Business or the Purchased Assets or for which Purchaser or its Affiliates could have successor liability, including relevant employees, independent contractors, creditors, or other third parties, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e) No deficiency for Taxes has been asserted or assessed by a Governmental Authority against the Seller or its Affiliates with respect to the Business or the Purchased Assets or for which Purchaser or its Affiliates could have successor liability, and the Seller reasonably does not expect that any such assertion or assessment of Tax liability will be made.

(f) There is no Action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Seller or its Affiliates which would give rise to Taxes relating to the Business or the Purchased Assets or for which Purchaser or its Affiliates could have successor liability and, to the Seller’s Knowledge, no Action, suit, proceeding, or audit has been threatened (orally or in writing) against and made by any Governmental Authority with respect to the Seller or its Affiliates which would give rise to Taxes relating to the Business or the Purchased Assets.

(g) The Disclosure Schedule lists all of the jurisdictions in which the Seller and/or RTS, as the case may be, files income or franchise Tax Returns, and no claim has been made by a Governmental Authority in a jurisdiction where the Seller and/or RTS, as the case may be, does not file Tax Returns relating to the Business or the Purchased Assets, nor, to the Seller’s Knowledge, is there any reasonable basis for such a claim.

(h) The Purchased Assets and Assumed Liabilities do not include an obligation to make a payment for which a deduction is prohibited by Code Section 280G or any Tax allocation or sharing agreement.

(j) The Seller has been treated as a partnership for U.S. federal income tax purposes at all times since its formation.

SECTION 3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule lists each of the following Contracts of which the Seller and/or its Affiliates is bound as of the date hereof and that relate to the Business and/or the Purchased Assets (such Contracts being the “Material Contracts”):

(i) each Contract for the purchase or sale of equipment, materials, products, supplies or services the performance of which will involve consideration in excess of $20,000 per year;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(ii) each Contract with an employee, including any (A) employment agreement (other than offer letters and employee agreements containing restrictive covenants, copies of which have been provided to Purchaser), (B) retention agreement, (C) change in control agreement or arrangement, and (D) any agreement that contains severance or bonus provisions;

(iii) each Contract with a consultant providing services as of the date of this Agreement;

(iv) each Contract that limits or purport to limits the ability of the Business (A) to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) to transfer, distribute or use any Purchased Assets;

(v) each Lease;

(vi) each Business License In;

(vii) each Business License Out;

(viii) each Contract pursuant to which any Business Intellectual Property Assets material to the Business has been or is being developed or created by any Person;

(ix) each Contract pursuant to which any Business Trade Secrets have been disclosed to any Person;

(x) each Contract creating or relating to any partnership or joint venture or any other similar arrangement that relates to the sharing of revenues, earnings, profits, losses, costs or liabilities;

(xi) each Contract relating to the creation of any Encumbrance with respect to any asset of the Business;

(xii) each Contract with any Seller Individual or any Affiliate of any Seller Individual or the Seller;

(xiii) each Contract with a Governmental Authority;

(xiv) each Contract that contains a right of first refusal, first offer, first negotiation or “most favored nation” provision in favor of any Person;

(xv) each Contract under which the Seller or any of its Affiliates has agreed to indemnify any Person in any manner, with respect to the sale, distribution or licensing of any Business Product by the Seller or any of its Affiliates;

(xvi) each Contract pursuant to which the Seller or any of its Affiliates has granted any marketing, sales representative relationship, consignment or distribution right to any Person;

(xvii) each Contract providing for the settlement of any Action;

(xviii) each Contract whereby another Person holds any Inventory or Business Product of the Seller or any of its Affiliates on a consignment, or similar, basis; and

(xix) each Contract that is otherwise material to the Business.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(b) Each Material Contract (i) is valid and binding on the Seller and/or its Affiliates, as the case may be, and, to the Seller’s Knowledge, the counterparty thereto, and is in full force and effect; and (ii) assuming any required consents set forth on Section 3.03(c) of the Disclosure Schedule are obtained, upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without material penalty or other material adverse consequence. As of the date of this Agreement, neither the Seller nor any of its Affiliates, as the case may be, is in material breach of, or default under, any Material Contract to which it is a party, and to the Seller’s Knowledge, no counterparty thereto is in material breach of, or default under, any Material Contract.

SECTION 3.18 Customer and Suppliers.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a list of the ten (10) suppliers by value of purchases from the Business (each, a “Supplier”) for the fiscal year ended December 31, 2013. Except as expressly set forth on Section 3.18(a) of the Disclosure Schedule, the Seller is not a party to any Contract with any Supplier. To Seller’s Knowledge, since January 1, 2013, no Supplier has terminated or materially reduced its business relationships with any of the Seller or Seller’s Affiliates, and there has been no communication from any Supplier which would lead Seller reasonably to believe that such Supplier is planning to terminate or materially reduce its business relationships with any of the Seller or Seller’s Affiliates.

(b) Section 3.18(b) of the Disclosure Schedule sets forth a list of the twenty-five (25) customers and/or distributors by revenue of the Business (each, a “Customer”) for the fiscal year ended December 31, 2013. Except as expressly set forth on Section 3.18(b) of the Disclosure Schedule, the Seller is not a party to any Contract with any Customer. To Seller’s Knowledge, since January 1, 2013, no Customer has terminated or materially reduced its business relationships with any of the Seller or Seller’s Affiliates, and there has been no communication from any Customer which would lead Seller reasonably to believe that such Customer is planning to terminate or materially reduce its business relationships with any of the Seller or Seller’s Affiliates.

SECTION 3.19 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable related to the Business were incurred in the ordinary course of business and are, or will be at the Closing, valid and enforceable claims, subject to no setoff or counterclaim and are collectible in accordance with their terms. The Seller has no accounts or loans receivable from any Affiliate of the Seller or from any director, manager officer or employee of the Seller. Any reserve for doubtful accounts reflected in the Financial Statements has been determined in accordance with GAAP and is adequate to account for such doubtful accounts. The Seller and its Affiliates have collected its accounts receivable in the ordinary course of business and in a manner which is consistent with its past practices and has not accelerated any such collections. Since the Reference Date, the Seller has collected their respective accounts receivables in the ordinary course of business and in a manner consistent with past practices, and the Seller has not materially accelerated any such collections.

(b) All accounts payable and notes payable of Seller arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since the Reference Date, the Seller has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and the Seller has not materially delayed any such payments.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 3.20 Insurance. Section 3.20 of the Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Seller that cover the Purchased Assets and any claims made under such policies in the prior three (3) years. There are currently no claims pending against the Seller which are covered under any insurance policies currently in effect and covering the property, business or employees of the Business, and all premiums due and payable with respect to such policies have been paid to date. To Seller’s Knowledge, there is no threatened (orally or in writing) termination of any such policies or arrangements. There have been no claims under any such policies with respect to which coverage has been questioned, denied or disputed by the applicable insurer.

SECTION 3.21 Warranties and Products. Except as set forth in Section 3.21 of the Disclosure Schedule, there have not been in the last two (2) years, and are no pending, claims or threatened claims (in writing or, to Seller’s Knowledge, orally) against any of the Seller Parties relating to any work performed by any of the Seller Parties, product liability, warranty or other similar claims against any of the Seller Parties alleging that any Business Product (or any component or other part or device incorporated or included therein) is defective or fails to meet any product or service warranties, in each case, solely to the extent that any such claim exceeded $15,000 individually. To the actual knowledge of any Seller Individual or JBC (without inquiry), there are no inherent design defects or systemic or chronic problems in any Business Product (or any component or other part or device incorporated or included therein).

SECTION 3.22 Inventory. All of the Inventory consist of goods usable and/or saleable, and have all certifications necessary and sufficient for use and/or sale, in the Seller’s ordinary course of the Business at profit margins consistent with Seller’s historical profit margins. The values of the Inventory stated in the Financial Statements were determined in accordance with the Agreed Accounting Principles. Purchase commitments for raw materials and parts are consistent with past practices of the Business. Since the Reference Date, no Inventory has been sold or disposed of except through sales or dispositions (including disposals of goods due to the fact that they are no longer salable) in the ordinary course of business. Since the Reference Date, the Seller, RTS and their respective Subsidiaries have not provided any discounts, allowances, free goods or services, rebates or other promotions in connection with the sale of goods and services to any customer, other than accommodations for a particular customer that are less than 10% of the revenues from such customer since the Reference Date.

SECTION 3.23 Illegal Payments. None of the Seller Individuals, and to the Seller’s Knowledge, none of the Seller, RTS or RTSA, any of their respective employees, officers, managers or directors and any third-party acting on behalf of the Seller, RTS or RTSA, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other person, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

SECTION 3.24 Affiliate Transactions. Except as disclosed in Section 3.24 of the Disclosure Schedule, neither the Seller, RTS, RTSA nor any Seller Individual, nor any Affiliate of such Person, has any claim against the Business that will continue after the Closing, other than any claims or rights arising under this Agreement and/or any of the Ancillary Agreements. Except as disclosed in Section 3.24 of the Disclosure Schedule, there are no Contracts relating to the Business between the Seller, on the one hand, and any present or former Affiliate, employee, equityholder, director, manager or officer of the Seller, or, to the Seller’s Knowledge, any immediate family member or Affiliate of any of the foregoing Persons, on

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

the other hand, including any transfer, disposition or license of assets of the Seller prior to the date hereof to any Seller Individual or such Seller Individual’s Affiliates. No manager, equityholder, or officer of the Seller or any of their respective spouses or immediate family members, or to the Seller’s Knowledge, any employee of Seller or any of their respective spouses or immediate family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, manager or director or in another similar capacity of, any competitor, customer, client, reseller, vendor or technology partner of the Seller, or any organization which has a contract or arrangement with the Seller, RTS or RTSA.

SECTION 3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

SECTION 3.26 Export Control Laws. During the last five (5) years, the Seller, RTS and RTSA have conducted their export transactions in accordance, in all material respects, with applicable provisions of United States export control laws and regulations. Without limiting the foregoing: (a) to the Seller’s Knowledge, each of the Seller, RTS and RTSA has obtained all export licenses and other approvals required for their exports of products, software, and technologies from the United States; (b) each of the Seller, RTS and RTSA is in compliance in all material respects with the terms of all applicable material export licenses or other material approvals; (c) there are no pending or, to the Seller’s Knowledge, threatened (orally or in writing) claims against any Seller Party with respect to such export material licenses or other material approvals; (d) to the Seller’s Knowledge, there are no actions, conditions, or circumstances pertaining to the export transactions of the Seller, RTS and RTSA that would reasonably be expected to give rise to any material future claims; and (e) no consents or approvals for the transfer of any export licenses to Purchaser are required, except for those set forth on Section 3.26 of the Disclosure Schedule. Section 3.26 of the Disclosure Schedule sets forth an accurate and complete list of each of the countries to which the Seller, RTS or RTSA has shipped or distributed Business Products during the last five (5) years.

SECTION 3.27 Investment Representations.

(a) Any shares of Purchaser Common Stock to be acquired by the Seller hereunder (the “Issued Shares”) will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, other than to Seller Members and/or JBC, provided that any such transfer is not for value and the transferee is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any Issued Shares. Neither the Seller, nor any of its officers, managers, directors, employees, agents, or members has either directly or indirectly, including through a broker or finder, engaged in any general solicitation or published any advertisement in connection with the offer and sale of the Issued Shares.

(b) The Seller has had an opportunity to discuss Purchaser’s business, management, financial affairs and the terms and conditions of the offering of the Issued Shares.

(c) The Seller understands that the Issued Shares have not been, and will not be, registered under the Securities Act of 1933 (as amended, and together with the rules and regulations promulgated thereunder, the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

understands that the Issued Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Issued Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Purchaser and its Affiliates have no obligation to register or qualify the Issued Shares. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Issued Shares, and on requirements relating to Purchaser which are outside of the Seller’s control, and which Purchaser and its Affiliates are under no obligation and may not be able to satisfy.

(d) The Seller understands that the Issued Shares and any securities issued in respect of or exchange for the Issued Shares, may be notated with the following legends: “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.” Any legend required by the securities laws of any state, to the extent such laws are applicable to the Issued Shares represented by the certificate, instrument, or book entry, will also be included.

(e) The Seller, including each Seller Member, is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The principal place of business of the Seller and the residency of each Seller Member is New Jersey.

SECTION 3.28 Authority of each Seller Individual. Each Seller Individual represents and warrants, severally and not jointly, as of the date hereof that: (a) such Seller Individual has the legal capacity to execute and deliver, and perform under, this Agreement and such other agreements to which he or she is a party; (b) this Agreement has been, and upon their execution the Ancillary Agreements to which such Seller Individual is a party shall be, duly executed and delivered by such Seller Individual, and (assuming due authorization, execution and delivery by Purchaser and the other parties hereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which such Seller Individual is a party shall constitute, legal, valid and binding obligations of such Seller Individual enforceable against such Seller Individual in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

SECTION 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in the Article III (including the related portions of the Disclosure Schedules), no Selling Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller Party, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser or made available to Purchaser in the electronic documentation site established by Seller or otherwise, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise at Law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:

SECTION 4.01 Organization, Authority and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been and, upon its execution, each of the Ancillary Agreements to which Purchaser is a party shall have been, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Seller, RTS, RTSA and the Seller Individuals) this Agreement constitutes and, upon their execution, each of the Ancillary Agreements to which Purchaser is a party shall constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms subject to the Bankruptcy and Equity Exception.

SECTION 4.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which Purchaser is a party, by Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Purchaser; or (c) conflict with, result in any material breach of, constitute an event of default or a material default(or an event which, with the giving of notice or lapse of time, or both, would become an event of default or a material default) under, require any consent or notice under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which Purchaser is a party, in each case, which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement, to which Purchaser is a party, do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, or notification to, any Governmental Authority.

SECTION 4.04 Litigation. As of the date of this Agreement, there is no Action by or against Purchaser or any of its Affiliates pending or, to the knowledge of Purchaser, threatened by or before any Governmental Authority, which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 4.05 Purchaser Common Stock. The shares of Purchaser Common Stock, if any, to be issued at the Closing have been duly and validly authorized and issued and are fully paid and nonassessable, free and clear of any Encumbrances other than transfer restrictions under applicable securities Laws. Purchaser has never been an issuer subject to Rule 144(i) under the Securities Act.

SECTION 4.06 Purchaser’s SEC Documents. Since January 1, 2013, Purchaser has filed with the Securities and Exchange Commission (“SEC”) all reports required to be filed by it under the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the “Exchange Act”). Such reports, including any financial statements or schedules included therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

SECTION 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4.08 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller Parties for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller Parties set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) and in the Ancillary Agreements; and (b) no Seller Parties nor any other Person has made any representation or warranty as to Seller Parties, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or in any Ancillary Agreement.

SECTION 4.09 No Other Representations and Warranties. Except for the representations and warranties contained in the Article IV, none of Purchaser or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any such Person, or any representation or warranty arising from statute or otherwise at Law.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Access to Information.

(a) In order to facilitate the resolution of any claims made against or incurred by Purchaser or any of its Affiliates, relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, until the fifth anniversary of the Closing Date, the Seller shall (i) retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing which were not otherwise Purchased Assets delivered to Purchaser; and (ii) upon reasonable notice, afford the Representatives of Purchaser reasonable access (including the right to make photocopies), all at Purchaser’s expense, during normal business hours, to such books and records; provided, that any such access by Purchaser and its Representatives shall not unreasonably interfere with the conduct of the business of the Seller and its Affiliates.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller Parties, or any of their Affiliates, relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, and for the purpose of auditing and confirming Purchaser’s calculations of Gross Revenues, Net Revenues, Earnout Consideration and/or an adjustments pursuant to Section 2.06, until the fifth anniversary of the Closing Date, the Purchaser shall (i) retain the books and records and financial and operational data relating to the Business relating to periods after the Closing; and (ii) upon reasonable notice, afford the Seller Parties and the Representatives of Seller Parties reasonable access (including the right to make photocopies), all at Seller Parties’ expense, during normal business hours, to such books and records; provided, that any such access by Seller Parties and their Representatives shall not unreasonably interfere with the conduct of the business of the Purchaser and its Affiliates.

(c) [*****]

SECTION 5.02 Confidentiality.

(a) The terms of the Confidentiality Agreement dated as of March 29, 2013 between the Seller and Purchaser shall terminate and be of no further force or effect as of the Closing.

(b) From and after the Closing, the Seller Parties shall, and shall cause their respective Affiliates, employees and the Representatives to, treat and hold, as confidential and not disclose any non-public, confidential or proprietary information concerning Purchaser and its Affiliates, the Purchased Assets, the Assumed Liabilities and/or the Business, including (i) any such information discovered or that becomes in any Seller Party’s possession following the Closing including in connection with the provision of services under the Transition Services Agreement, and (ii) any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Business Confidential Information”), refrain from using any of the Business Confidential Information, and deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Business Confidential Information that constitute Purchased Assets or Assumed Liabilities which are in its possession or under its control. Notwithstanding the foregoing, Business Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 5.02(b) or other act or omission of a Seller Party or any of its Affiliates, (ii) lawfully received after the Closing Date from a third party not known to the Seller to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information, or (iii) primarily concerning the Excluded Assets or the Excluded Liabilities. In the event that a Seller Party is required in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Business Confidential Information, such Seller Party shall notify Purchaser promptly of the requirement so that Purchaser may seek an appropriate protective order at its expense or waive compliance with the provisions of this Section 5.02(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller Party is, on the advice of counsel, required to disclose any Business Confidential Information in any legal proceeding to any Governmental Authority, the Seller Party may disclose such Business Confidential Information to such Governmental Authority; provided, that such Seller Party shall use commercially reasonable efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Business Confidential Information required to be disclosed as Purchaser shall designate. For the avoidance of doubt, the Seller Parties and their Affiliates may use the Business Confidential Information to perform their respective obligations under the Transition Services Agreement in accordance with the terms of such Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(c) From and after the Closing, the Purchaser shall, and shall cause its Affiliates, employees and the Representatives to, treat and hold, as confidential and not disclose any non-public, confidential or proprietary information concerning any Selling Party and its Affiliates, the Excluded Assets and/or the Excluded Liabilities, including (i) any such information discovered or that becomes in the Purchaser’s possession following the Closing including in connection with the provision of services under the Transition Services Agreement, and (ii) any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Seller Confidential Information”), refrain from using any of the Seller Confidential Information, and deliver promptly to Seller, at the request and option of Seller, all tangible embodiments (and all copies) of the Seller Confidential Information that constitute Excluded Assets or Excluded Liabilities which are in its possession or under its control; provided, that in no event shall this Section 5.02(c) limit the rights set forth in the License Agreement or Purchaser’s and its Affiliates’, and their employees’ and Representatives’, use of information provided or learned in connection with the matters contemplated by the Transition Services Agreement that are related to the Business or the Purchased Assets. Notwithstanding the foregoing, Seller Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 5.02(c) or other act or omission of Purchaser or any of its Affiliates, (ii) lawfully received after the Closing Date from a third party not known to the Purchaser to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information, or (iii) primarily concerning the Purchased Assets or the Assumed Liabilities. In the event that Purchaser is required in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Seller Confidential Information, Purchaser shall notify Seller promptly of the requirement so that Seller may seek an appropriate protective order, at its expense, or waive compliance with the provisions of this Section 5.02(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is, on the advice of counsel, required to disclose any Seller Confidential Information in any legal proceeding to any Governmental Authority, Purchaser may disclose such Seller Confidential Information to such Governmental Authority; provided, that Purchaser shall use commercially reasonable efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of the Seller Confidential Information required to be disclosed as Seller shall designate. Notwithstanding the foregoing, in no way shall this Section 5.02(c) restrict the ability of Purchaser and/or its Affiliates from disclosing any Seller Confidential Information required by the SEC and/or any applicable stock exchange regulation; provided, that such disclosing party shall, to the extent practicable, consult with Seller as to the timing and contents of any such disclosure.

SECTION 5.03 Non-Competition/Non-Solicitation.

(a) No Seller Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, for a period of five (5) years after the Closing Date, engage (whether as owner, operator, manager, consultant or otherwise) anywhere in the world in any business that competes with the Competitive Business; provided that the provision of services pursuant to and in accordance with the Transition Services Agreement shall not be deemed a violation of this Section. Notwithstanding the foregoing, no Seller Party shall be prohibited by this Section 5.03(a)(i) from acquiring or owning less than one percent (1%) of the outstanding voting power of any publicly traded company on a passive basis or owning any Issued Shares.

(b) No Seller Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, for a period of five (5) years after the Closing Date, (i) solicit or attempt to induce any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

customer, supplier or other business relation relating to the Competitive Business into any business relationship which would reasonably be expected to adversely affect the Competitive Business, or (ii) contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any Business Employee employed by Purchaser or one of its Affiliates during the one-year period preceding such contact, solicitation or approach.

(c) Each Seller Party, for itself and on behalf of its Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 5.03 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.03 are a material inducement to Purchaser’s entering into this Agreement and but for the provisions contained in this Section 5.03 Purchaser would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, Purchaser and each Seller Party, for itself and on behalf of each of its Affiliates, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 5.03 by any Seller Party or any of its Affiliates will result in irreparable injury to Purchaser, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Purchaser shall be entitled to enforce the specific performance of this Section 5.03 by the Seller Parties and its Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. For the avoidance of doubt, the parties hereto acknowledge and agree that the restrictions set forth in this Section 5.03 are in addition to any restrictions set forth in any employment agreement and/or any other Contract between Purchaser or any of its Affiliates, on the one hand, and any Seller Individual, on the other hand. Each Seller Party acknowledges and agrees that they have received, or are receiving, substantial consideration in connection with the transactions contemplated by this Agreement.

SECTION 5.04 Intellectual Property Covenant.

(a) Within ten (10) Business Days after the Closing Date, the Seller shall, and shall cause its Affiliates, to submit to Purchaser any information required by each applicable Internet domain name registrar for the domain names included in the Transferred Intellectual Property Assets to (i) establish Purchaser as the “Registrant” for each such domain name, (ii) update the applicable contact information, such as the “Administrative Contact”, “Technical Contact” and/or “Billing Contact”, for each such domain name to reflect the appropriate contact information of Purchaser and the Purchaser personnel who will serve as such contact and (iii) change the domain name server information necessary to enable Purchaser to exercise its right, title and interest in and to such domain names.

(b) Within ten (10) Business Days after the Closing Date, the Seller shall, and shall cause its Affiliates to, eliminate the use of all of the Transferred Intellectual Property Assets, including all Marks included in the Purchased Assets, including the Mark “Refine Technology”, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and all other materials, including without limitation, Contracts, business documents and promotional materials. Without limiting the foregoing, each of the Seller, RTS and RTSA shall, within ten (10) Business Days after the Closing Date, make any filings with any Governmental Authority to change the name of each such Person so as to no longer include any Mark included in the Purchased Assets.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 5.05 Further Action. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall perform all of their respective obligations hereunder and shall otherwise use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.06 Rule 144; Transfers to Seller Members.

(a) At the request of Seller, or any permitted transferee thereof, (each a “Holder”) if any Purchaser Common Stock issued under Section 2.04(a)(ii) is subject to the restrictions on transfer described in Section 3.27 (“Restricted Stock”), Purchaser shall cause its counsel to promptly issue an opinion to the transfer agent of the Purchaser Common Stock to remove the restrictive securities legends that appear on the certificates evidencing, or that otherwise apply to, the Restricted Stock if any Holder proposes a sale of the Restricted Stock in accordance with Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), provided, that Seller provides any certifications reasonably required by such counsel in order to issue such opinion. Purchaser shall cause the removal of any restrictive legends that appear on the certificates evidencing, or that otherwise apply to, any Restricted Stock after the Holder has held such Restricted Stock for a period of one year after its original issuance (as calculated pursuant to Rule 144(d), including any “tacking” under by Rule 144), provided, that the Holder provides any certifications reasonably required by Purchaser’s counsel.

(b) At all times that any Holder owns Restricted Stock, Purchaser shall make and keep adequate current public information available, as those terms are understood and defined in Rule 144(c).

(c) Anything in this Agreement to the contrary notwithstanding, any Holder may transfer Restricted Stock to any other Seller Party or JBC, or to the immediate family member of any Seller Individual or JBC, subject to the restrictions on transfer described in Section 3.27 provided that any such transfer is not for value and the transferee provides evidence reasonably satisfactory to Purchaser that such transferee is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 5.07 Audit Assistance. Each of the Seller Parties and Purchaser shall use commercially reasonable efforts to satisfy his or its obligations under and in accordance with that certain engagement letter, dated May 30, 2014, by and among WithumSmith+Brown, PC, Purchaser and Seller.

SECTION 5.08 Molds. Following Closing, Seller may purchase from Purchaser, goods produced by [*****] not to exceed sixty (60) units in the aggregate. Such purchases shall terminate upon commercialization of any product by Purchaser using any [*****] or at the end of the Transition Services Agreement, whichever comes first. Such molds will include part numbers [*****] and will be limited to any part number existing as of the date of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

TAX MATTERS

SECTION 7.01 Tax Cooperation and Exchange of Information. Each Seller Party and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and such Seller Party shall cause its Affiliates to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities provided no individual shall be required to disclose any portion of his or her individual Tax Returns.

SECTION 7.02 Conveyance Taxes. The Seller Parties shall be liable for and agree to pay, and shall hold Purchaser and its Affiliates harmless against, any and all Conveyance Taxes. Purchaser and the Seller Parties agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Conveyance Taxes and to enable Purchaser and/or the Seller Parties to comply with any pre-Closing filing requirements, all at the sole cost and expense of the Seller Parties.

SECTION 7.03 Tax Deficiencies. The Seller Parties shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to Seller Parties with respect to Taxable Periods ending on or before, or including, the Closing Date of a character or nature that could result in an Encumbrance on any of the Purchased Assets or on Purchaser’s title or use of the Purchased Assets following the Closing Date or that would reasonably be expected to result in any claim against or liability of Purchaser.

SECTION 7.04 Tax Apportionment. Subject to Section 7.02, all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Purchased Assets for a Taxable Period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller and Purchaser as of the Closing Date based on the number of days of such Taxable Period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such Taxable Period beginning the day after the Closing Date through the end of such Taxable Period (the “Post-Closing Apportioned Period”). The Seller Parties shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Purchaser shall be liable for proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Survival of Representations and Warranties.

(a) All representations, warranties, covenants, and agreements of the Seller Parties and Purchaser made in this Agreement, in the Disclosure Schedule delivered to Purchaser, and all agreements, documents and instruments executed and delivered in connection herewith (i) are material and shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing in accordance with Section 8.01(b) regardless of any investigation on the part of such party or its representatives, with each party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the parties’ successors and assigns (including any successor to Purchaser or any Seller Party that is an entity by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns, whether so expressed or not.

(b) The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the [*****]; provided, that each Fundamental Representation shall survive the Closing until sixty (60) days following the expiration of the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; provided, however, that any claim made in compliance with Section 8.04 by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved and the Basic Cap applicable to such claim shall be the Basic Cap at the time such claim was made in compliance with Section 8.04 (less any amounts the amount of Losses incurred under Section 8.02(a)(i), Section 8.02(b)(i) and/or Section 8.02(c)(i)(Y) paid to a Purchaser Indemnified Party subsequent to such claim). The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms, and the period during which a claim for indemnification may be asserted in connection therewith shall survive the Closing until sixty (60) days following the latest expiring statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.

SECTION 8.02 Indemnification by the Seller Parties.

(a) Purchaser, its Affiliates, and their respective officers, managers, directors, employees (other than the Business Employees) and agents (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller, RTS and RTSA, on a joint and several basis, for and against all losses, damages (including incidental damages), diminutions of value, claims, costs and expenses, interest, awards, fines, Taxes, judgments and penalties (including amounts paid in settlement, costs of investigation and reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from: (i) the breach or inaccuracy of any representation or warranty (other than the Fundamental Representations) made by any Seller Party in this Agreement or any Ancillary Agreement; (ii) the breach or inaccuracy of any Fundamental Representation; (iii) the breach of any covenant or agreement by any Seller Party contained in this Agreement or any Ancillary Agreement; (iv) any Excluded Liabilities; or (v) the allocation of the Purchase Price among the Seller Individuals and any other Persons sharing, or claiming to share, directly or indirectly as payees of the Purchase Price, including under the Seller’s organizational documents, the Put Agreement or any other Contract.

(b) The Purchaser Indemnified Parties shall from and after the Closing be indemnified and held harmless by each Seller Individual, on several and not joint basis up to his, her or its Pro Rata Share of the applicable Loss, for and against all Losses suffered or incurred by them arising out of or resulting from: (i) the breach or inaccuracy of any representation or warranty (other than the Fundamental Representations) made by any Seller Party in this Agreement or any Ancillary Agreement; (ii) the breach or inaccuracy of any Fundamental Representation (other than Section 3.28); (iii) the breach

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

of any covenant or agreement by any Seller Party (other than the Seller Individuals) contained in this Agreement or any Ancillary Agreement; (iv) any Excluded Liabilities; or (v) the allocation of the Purchase Price among the Seller Individuals and any other Persons sharing, or claiming to share, directly or indirectly as payees of the Purchase Price, including under the Seller’s organizational documents, the Put Agreement or any other Contract.

(c) The Purchaser Indemnified Parties shall from and after the Closing be indemnified and held harmless by each Seller Individual, on several and not joint basis, for and against all Losses arising out of or resulting from: (i) the breach or inaccuracy of any representation or warranty made by such Seller Individual (X) in Section 3.28 or (Y) in any Ancillary Agreement to which such Seller Individual is a party; and (ii) the breach of any covenant or agreement by any such Seller Individual contained in this Agreement or any Ancillary Agreement to which such Seller Individual is a party.

(d) An “Excluded Claim” includes any claim made pursuant to the following Sections of this Agreement: Section 8.02(a)(iii) (solely with respect to breaches that occurred at or following the Closing); Section 8.02(b)(iii) (solely with respect to breaches that occurred at or following the Closing); Section 8.02(a)(iv) (solely with respect to Excluded Taxes); Section 8.02(b)(iv) (solely with respect to Excluded Taxes); or Section 8.02(c)(ii) (solely with respect to breaches that occurred at or following the Closing).

SECTION 8.03 Indemnification by Purchaser. Each Seller Party, its Affiliates and their respective officers, managers, directors, employees and agents (each, a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Purchaser for and against any and all Losses suffered or incurred by them, arising out of or resulting from: (a) the breach or inaccuracy of any representation or warranty made by Purchaser contained in this Agreement or any Ancillary Agreement; (b) the breach of any covenant or agreement by Purchaser contained in this Agreement or any Ancillary Agreement; (c) any Assumed Liability; and (d) the operation of the Business after the Closing (provided, that in no way shall this limit any Purchaser Indemnified Party’s ability to recover Losses if and to the extent such Losses are recoverable under Section 8.02 ).

SECTION 8.04 Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against a party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Seller Party shall be liable for any Losses pursuant to Section 8.02(a)(i) and/or Section 8.02(b)(i) and/or Section 8.02(c)(i)(Y) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties exceeds [*****] (the “Threshold”), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for the amount of such Losses for which the Purchaser Indemnified Parties would, but for this Section 8.04(b), be liable, and not just amounts in excess of the Threshold.

(c) Except in the case of fraud or intentional misrepresentation, the aggregate liability of all Seller Parties for all Losses incurred by the Purchaser Indemnified Parties pursuant to Section 8.02(a)(i) and/or Section 8.02(b)(i) and/or Section 8.02(c)(i)(Y) shall not exceed the Basic Cap.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Except in the case of fraud or intentional misrepresentation or Losses arising out of or related to any Excluded Claim, the aggregate liability of all Seller Parties for all Losses incurred by the Purchaser Indemnified Parties pursuant to Section 8.02(a), Section 8.02(b) and/or Section 8.02(c), shall not exceed the Cap, except that the liability of any Seller Individual therefor shall not exceed his Pro Rata Share of the Cap.

(d) Notwithstanding anything to the contrary contained in this Agreement (except as provided in Section 8.04(e)): (i) the limitations set forth in Article VIII shall not apply to any Losses arising out of or related to fraud or intentional misrepresentation by any Seller Party; (ii) the limitations set forth in Section 8.04(b) and Section 8.04(c) shall not apply to any Losses arising out of or related to any Excluded Claim; (iii) none of the parties hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, consequential or special (other than incidental) damages, including loss of future revenue or income or profits, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement, or any damages based on any type of multiple damages (other than any such damages owed to a third party pursuant to a Third Party Claim); and (iv) no Purchaser Indemnified Party will be entitled to any indemnification or any other payment with respect to any Losses to the extent such Losses were the subject of an adjustment in the Final Working Capital Statement.

(e) Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt: (i) no Seller Individual other than the Seller Individual making such representation, warranty, covenant or other agreement on behalf of himself, herself or itself shall be liable for Losses arising out of another Seller Individual’s breach of any representation, warranty, covenant or other agreement and (ii) no Seller Individual shall be liable for more than his, her or its Pro Rata Share of any Loss, except in the case of Section 8.02(c), fraud or intentional misrepresentation or willful breach on the part of such Seller Individual.

(f) Notwithstanding anything in this Agreement to the contrary, for purposes of the parties indemnification obligations under this Article VIII, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty (but not for the purpose of determining whether any such breach has occurred).

(g) Notwithstanding any provision herein to the contrary, if a Seller Party is obligated to indemnify or reimburse any Purchaser Indemnified Party for any indemnification claim in accordance with this Article VIII, such claim shall be satisfied in the following order, subject to the limitations set forth above: (i) first from the Escrow Fund; (ii) second, by offset against Earnout Consideration then due and payable; (iii) third, by written demand upon the Seller for payment; and (iv) fourth, to the extent that any amount remains unpaid after 30 days after delivery of written demand to the Seller (except to the extent that the Seller is contesting such obligation in good faith), by the Seller Individuals. Purchaser Indemnified Parties may set-off the amount of Losses with respect to such claim against any amounts payable by Purchaser to the Seller as the same becomes due and payable, subject to the limitations set forth in this Section 8.04.

(h) The Seller Parties may pay a portion of any Losses payable for indemnification claims to the Purchaser Indemnified Parties and recoverable as contemplated by clauses (iii) and (iv) of Section 8.04(g), by transferring to Purchaser a number of shares of Purchaser Common Stock issued hereunder equal to (x) such portion of the Losses divided by (y) the Purchaser Stock Price calculated as of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

the date of such transfer. The Seller Parties shall promptly execute any documents reasonably required by Purchaser to transfer the shares of Purchaser Common Stock to Purchaser and return any original certificates representing such shares to Purchaser.

(i) Except in the case of fraud or intentional misrepresentation or Losses arising out of or related to Section 8.03(b), Section 8.03(c) or Section 8.03(d), the aggregate Losses for which Purchaser shall have personal liability with respect to Section 8.03 shall not exceed the Cap. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Article VIII shall not apply to any Losses arising out of or related to fraud or intentional misrepresentation by Purchaser.

SECTION 8.05 Notice of Loss; Third-Party Claims. (a) An Indemnified Party shall give the Indemnifying Party prompt notice of any matter which an Indemnified Party has determined gives rise or could reasonably be expected to give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof (if known), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it from a third party (each, a “Third-Party Claim”), which gives rise or would reasonably be expected to give rise to a claim for Loss under this Article VIII, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party (but in all cases within such time as is reasonable to permit the Indemnified Party to adequately respond to any such claim in the event that the Indemnifying Party will not assume the defense thereof), which notice shall state that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount claimed by such third party if such claims by such third party (subject to any applicable limitations set forth in Section 8.04) are valid and that such Indemnifying Party intends to defend against such Third Party Claims in good faith, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party, at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party shall not settle, compromise or otherwise resolve any Third-Party Claim consisting of a Tax liability without the Indemnified Party’s prior written consent (not to be unreasonably withheld) to the extent such settlement, compromise or other resolution could have an adverse impact on the Indemnified Party for any tax period (or portion thereof) beginning after the Closing Date; provided, further, that the Indemnifying Party shall not be permitted to assume the defense without the consent of the Indemnified Party if the Third-Party Claim seeks monetary damages in excess of the Indemnifying Party’s then-remaining maximum liability hereunder, seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, or where the Indemnified Party has determined in good faith that the Third-Party Claim could have a material impact on its or its Affiliates reputation. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. If the parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by legal counsel that it has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, as a result of which representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party; provided, that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

any jurisdiction. Further, if a diligent good faith defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party) and shall have the right to compromise or settle such Third Party Claim (exercising reasonable business judgment); provided, however, that if the Indemnifying Party has not consented (such consent not to be unreasonably withheld) to any compromise or settlement of such claims, then the amount of such compromise or settlement shall not be dispositive of the amount of Losses the Indemnified Party may recover pursuant to the indemnity provided in this Article VIII. Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) includes any remedy other than a cash payment, which is fully satisfied by the Indemnifying Party or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim. If the Indemnifying Party has properly assumed the defense of a Third Party Claim pursuant to this Article VIII, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. For so long as the Indemnifying Party is the party responsible for the defense of such Third Party Claim (the party responsible for the defense of such Third Party Claim, the “Responsible Party”), the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. For so long as the Indemnifying Party is the Responsible Party, the Indemnified Party shall not admit any fault or any liability with respect to settle or enter into any settlement agreement, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld). The Responsible Party shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim.

SECTION 8.06 Remedies. Each of the parties hereto acknowledges and agrees that following the Closing except with respect to matters covered by Section 2.06 and other than as provided in Section 5.03 and Section 9.10, the indemnification provisions Article VIII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and the Ancillary Agreements and for any failure to perform and comply with any covenant or agreement in this Agreement and the Ancillary Agreements. The provisions of this Section 8.06 will not prevent or limit a cause of action (i) under Section 5.03 or Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof, (ii) under Section 2.06 to enforce any decision or determination of the Accounting Referee, or (iii) for fraud or intentional misrepresentation.

SECTION 8.07 Tax Matters. For Tax purposes, the parties agree to treat, to the extent permitted by Law, all payments made under any indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.

SECTION 8.08 Escrow.

(a) Subject to the terms and conditions of this Agreement and the Escrow Agreement, on the date that is [*****], an amount equal to [*****] shall be released (if such amount is

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

positive) to the Seller from the Escrow Account in accordance with the Escrow Agreement. Subject to the terms and conditions of this Agreement and the Escrow Agreement, on the date that is the [*****] any portion of the Escrow Account not distributed on the Initial Escrow Date to the Seller, less [*****] shall be released (if such amount is positive) to the Seller from the Escrow Account in accordance with the Escrow Agreement. Any portion of the Escrow Amount held by the Escrow Agent following the Escrow Release Date shall be released in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The Seller and Purchaser shall share the fees and expenses of the Escrow Agent equally.

SECTION 8.09 Warranty Claims. In the event that any Seller Party is indemnifying any Purchaser Indemnified Party for any Loss, or otherwise defending any Action, arising from or related to any Seller Business Product, Purchaser agrees: (a) in any case relating to a third-party claim, to cooperate with Seller Parties in the defense or prosecution of such matter and (b) in all cases, at the reasonable request of Seller Parties, to assert, or permit any Seller Party to assert, all applicable Warranty Claims against third parties that were included within the Purchased Assets.

SECTION 8.10 Duty to Mitigate. Each Indemnified Party shall make reasonable exertions to mitigate or minimize Losses pursuant to this Agreement upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable under this Article VIII; provided, that such Indemnified Party shall not be required to incur extraordinary expense or risk to mitigate or minimize any such Losses.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses. Anything in this Agreement to the contrary notwithstanding, all costs and expenses incurred by any party to audit the Financial Statements shall be paid by Purchaser.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective party hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to any Seller Party:

Refine Technology, LLC

26 Chapin Road, Unit 1107

Pine Brook, NJ 07058

Facsimile:	(973) 952-0211
Attention:	Sol Genauer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

with a copy to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Facsimile:	(215) 832-5532)
Attention:	Francis E. Dehel, Esquire

(b) if to Purchaser:

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

Facsimile: (781) 250-0115

Attention: Howard Benjamin

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Facsimile: (617) 523-1231

Attention: Arthur McGivern, Esq.

SECTION 9.03 Public Announcements. No party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case the disclosing party shall, to the extent practicable, consult with the other party as to the timing and contents of any such press release, SEC filing, public announcement or communication.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05 Entire Agreement; Construction. This Agreement (including the Disclosure Schedule, Annexes and other Schedules, Exhibits and certificates referred to herein), the Ancillary Agreements, and the other agreements referenced herein and therein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For the avoidance of doubt, the provisions of Annexes are a part of, and are incorporated by reference in, this Agreement as if fully set forth herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

SECTION 9.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise by any of the Seller Parties without the express written consent of Purchaser (which consent may be granted or withheld in the sole discretion of Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void. Purchaser may assign or transfer this Agreement and/or any rights hereunder without the prior written consent of any other party (a) to any of its Affiliates or (b) in a merger, stock sale or similar transaction with a third party, or to a bona fide purchaser of all or substantially all of the assets and business of Purchaser or all or substantially all of the assets of the Business (as conducted by Purchaser and its Affiliates following the Closing) provided that, in each case, (i) the assignee (in the case of an asset sale) agrees in writing to assume the performance of this Agreement and (ii) no such assignment or transaction shall relieve Purchaser of its obligations hereunder. For the avoidance of doubt, the sale of Purchaser in a merger, stock sale or similar transaction to a third party shall not require any consent or further action.

SECTION 9.07 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and Purchaser that expressly references the Section of this Agreement to be amended.

SECTION 9.08 Waiver. Any party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.10 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 9.11 Governing Law and Dispute Resolution Procedures.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of laws principles.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

(b) Except for any dispute regarding those matters set forth in Section 2.06 and Annex I, which dispute is to be handled exclusively as set forth therein to the extent so provided, or as set forth in Section 9.11(f), all disputes or Actions arising out of or relating to this Agreement shall be submitted solely and exclusively to binding arbitration for resolution. Arbitration shall be conducted in New York, New York and administered by Judicial Arbitration and Mediation Services or its successor (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, in accordance with and governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state and federal courts of New York, as well as any other state or federal court of competent jurisdiction, for the purpose of enforcing the award or decision of the Arbitrators, and judgment on any award shall be entered in such court. Each party hereto hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail or by Federal Express (or other overnight delivery service) to such person’s respective address set forth in Section 9.02 hereto shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in connection with this clause. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law. Final judgment against any party hereto in any such dispute or Action may be enforced in other jurisdictions by suit, action, or proceeding on the judgment, or in any other matter provided by or pursuant to the laws of such other jurisdiction. The party that successfully obtains enforcement of the award shall be entitled to all costs, fees, and expenses, including attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered. This clause shall not preclude the parties hereto from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In particular, the parties agree that this arbitration clause may be enforced by the state and federal courts of New York, or any state or federal court of competent jurisdiction, and each of the parties hereto irrevocably submits to the jurisdiction of such courts for the purpose of such enforcement. The party that successfully obtains enforcement of this arbitration clause shall be entitled to all costs, fees, and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c) The parties to any dispute or Action shall be known as the “Arbitration Parties”. The arbitration shall be conducted before a panel of three (3) arbitrators (the “Arbitrators”). The panel of Arbitrators (collectively, the “Arbitrator Board”) shall be determined pursuant to the provisions hereof. Within five (5) Business Days after the delivery by an Arbitration Party of a notice of arbitration to each other Arbitration Party (the “Arbitration Notice Date”) (or as soon as practicable), each Arbitration Party shall select one (1) person to act as an Arbitrator who, in the prior two (2) years shall not have had and shall not have any pending or anticipated, material commercial or other business relationship with an Arbitration Party or any of their Affiliates. In the event that more than two Parties are Arbitration Parties, the Arbitration Parties shall confer in good faith for ten (10) Business Days to select two (2) mutually acceptable Arbitrators; provided, that if such parties are unable or fail to agree upon the two (2) initial Arbitrators within the allotted time, such Arbitrators shall be appointed by JAMS no more than five (5) Business Days (or as soon as practicable) after the expiration of the ten (10) Business Day period set forth above for the parties to select the two (2) initial Arbitrators, in accordance with its rules provided that such selection and the selected Arbitrators complies with clause (2) of this sentence). The two Arbitrators so selected shall select a third Arbitrator within ten (10) Business Days of the commencement of the arbitration (or as soon as practicable) that (A) is mutually acceptable to each Arbitration Party, and (B)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

shall not have any, and in the prior two (2) years shall not have had and shall not have any pending or anticipated, material commercial or other business relationship with any Arbitration Party or any of their Affiliates. If the Arbitrators selected by the Arbitration Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS no more than five (5) Business Days (or as soon as practicable) after the expiration of the ten (10) Business Day period set forth above for the two (2) initial Arbitrators to select a third Arbitrator, in accordance with its rules provided that such selection and the selected Arbitrator complies with clause (B) of the preceding sentence. Each Arbitrator selected pursuant to this Section 9.11(c) shall have, to the extent possible based upon the arbitrators then qualified by JAMS, substantial professional experience in biotechnology product manufacturing. All Arbitrators shall serve as neutral, independent and impartial arbitrators. Within seven (7) days after the date of the establishment of the Arbitration Notice Date, the Arbitration Party invoking arbitration proceedings shall deliver to each other Arbitration Party and the Arbitrator Board a written statement of claim. Within fifteen (15) Business Days after delivery of such statement, each other Arbitration Party may submit a written response to the invoking Arbitration Party and the Arbitrator Board, and may assert any counter-claims. In the event any counterclaims are submitted, the Arbitration Party receiving such counter-claims shall provide a written response within fifteen (15) Business Days. The foregoing statements and responses shall include a statement of the Arbitration Dispute and the respective Arbitration Party’s proposed resolution of the Arbitration Dispute in a memorandum along with supporting analysis, documentary evidence, and witness statements/declarations, as appropriate.

(d) The Arbitrator Board shall have the right to meet and/or conduct hearings (whether in-person or telephonically) with the Arbitration Parties as necessary to inform its determination. The Arbitrator Board shall be instructed to render a written decision setting forth its opinion for resolving the dispute hereunder along with its reasoning in a memorandum (the “Board Decision”) within ten (10) Business Days (or as soon as practicable) of the deadline for the final response permitted in Section 9.11(c) above. The Board Decision shall be binding and enforceable on the Arbitration Parties (with no further right of appeal, except as provided in Section 9.11(e). In any arbitration arising out of or related to this Agreement, the Arbitrator Board shall be entitled, in its discretion, to award to the prevailing Arbitration Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Arbitration Party in connection with the arbitration process.

(e) The Arbitration Parties and the Arbitrator and/or Arbitrator Board shall maintain the confidential nature of the arbitration proceeding and the result of such proceeding, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as otherwise required by law or judicial decision. Nothing in this section shall prohibit a party from seeking judicial enforcement of the Board Decision; provided, however, that the parties will continue to adhere to any protective order or confidentiality agreement that is entered into concerning the use and disclosure of confidential arbitration materials (including but not limited to exhibits and testimony).

(f) Notwithstanding anything contained in this Section 9.11 to the contrary, in the event that any party hereto is seeking temporary or preliminary injunctive relief, including any action for equitable relief, such party may proceed exclusively in a court of competent jurisdiction located in New York, New York without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized.

SELLER:

REFINE TECHNOLOGY, LLC

By:	/s/ Jerry Shevitz
Name: Jerry Shevitz
Title: President

RTS:

REFINE TECHNOLOGY SALES LLC

By:	/s/ Jerry Shevitz
Name: Jerry Shevitz
Title: President

RTSA:

REFINE TECHNOLOGY SALES ASIA PTE. LTD.

By:	/s/ Jerry Shevitz
Name: Jerry Shevitz
Title: President

SELLER MEMBERS:

INCELL, INC.

By:	/s/ Jerry Shevitz
Name: Jerry Shevitz
Title: President

SOL GENAUER

/s/ Sol Genauer
Name:	Sol Genauer

SHEVITZ:

/s/ Jerry Shevitz
Name:	Jerry Shevitz

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

PURCHASER:

REPLIGEN CORPORATION

By:	/s/ Walter Herlihy
Name: Walter Herlihy
Title: Chief Executive Officer & President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ANNEX I

EARNOUT CONSIDERATION

Subject to the terms of this Annex I, Purchaser or its designee shall pay to the Seller the Earnout Consideration (as defined below) as provided in this Annex I, solely to the extent earned and payable pursuant to this Annex I.

1.	For purposes of this Annex I:

a.	“Acceleration Event” means: (i) Purchaser fails to materially comply with any covenant set forth in Section 5 of this Annex I following written notice of such non-compliance (which notice shall include the Seller’s basis for such claim, including specific instances of non-compliance) delivered by the Seller to Purchaser, and such non-compliance is not cured by Purchaser within a period of thirty (30) days after receipt by Purchaser of such notice; or (ii) (A) Purchaser makes an assignment for the benefit of its creditors, (B) there is commenced by or against Purchaser any proceeding relating to Purchaser under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and such proceeding remains undismissed for a period of sixty (60) days or Purchaser by any act indicates its consent to, approval of, or acquiescence in, such proceeding, or (C) a receiver or trustee is appointed for Purchaser or for all or substantially all of its property or assets, and the receivership or trusteeship remains undischarged for a period of sixty (60) days.

b.	“ATF Products” means: [*****]

c.	“Earnout Consideration” means the payments, if any, to be made by Purchaser or one of its designees to the Seller based upon the satisfaction of the sales-based milestones for the Earnout Years set forth in this Annex I.

d.	“Earnout Years” means the following time periods: (i) the twelve (12) month period commencing on January 1, 2014 and ending on December 31, 2014 (the “First Earnout Year”); (ii) the twelve (12) month period commencing on January 1, 2015 and ending on December 31, 2015 (the “Second Earnout Year”); and (iii) the twelve (12) month period commencing on January 1, 2016 and ending on December 31, 2016 (the “Third Earnout Year”). Each of the First Earnout Year, the Second Earnout Year and the Third Earnout Year, as applicable, shall be an “Earnout Year.”

e.	“Gross Revenue” means, [*****]

f.	“Net Revenue” means, [*****]

g.

“Seller Party Forfeiture Event” means, with respect to any Seller Party, any of the following: (i) a material breach of Section 5.02 or 5.03 of the Agreement by such Seller Party that is uncured within 30 days after written notice of the breach thereof (provided, however, that a breach of Section 5.02 by any employee or contractor of any Seller Party shall not, in and of itself, be a breach for the purpose of this paragraph provided that Seller used commercially reasonable efforts, consistent with what Seller customarily would have done prior to Closing, to prevent or remedy such a breach and such employee or contractor was not acting at the instruction of a Seller Individual); or (ii)(A) a material

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

breach or breaches of the Transition Services Agreement that remains uncured in accordance with Section 2.1(d) of the Transition Services Agreement and (B) the direct consequence of the uncured breaches of Seller under the Transition Services Agreement result in [*****]; provided, that in no event shall it be considered a Seller Party Forfeiture Event if the cause of the failure of the condition in clauses (x) or (y), as applicable, is the result of (I) the acts or omissions of Purchaser or its Affiliates or Representatives or (II) [*****].

h.	[*****]

i.	“Stainless Steel ATF System” [*****]

2.	Determination of Earnout Consideration. The amount of Earnout Consideration to be paid to the Seller shall be determined in the following manner, subject to Section 2(e) and Section 4.e of this Annex I:

a.	First Earnout Year. If Net Revenue for the First Earnout Year is less than or equal to [*****], no Earnout Consideration shall be due. If Net Revenue for the First Earnout Year is greater than [*****], then the Earnout Consideration shall be $1,000,000 (the “Fixed First Earnout Year Payment”).

b.	Second Earnout Year. If Gross Revenue for the Second Earnout Year is less than or equal to [*****], no Earnout Consideration shall be due. If Gross Revenue for the Second Earnout Year is greater than [*****], then the Earnout Consideration shall be an amount equal to the sum of (A) $3,500,000 (the “Fixed Second Earnout Year Payment”), plus (B) an amount equal to [*****] of the Gross Revenue in the Second Earnout Year in excess of [*****] (the “Variable Second Earnout Year Payment”); provided, that in no event shall the Variable Second Earnout Year Payment exceed $850,000.

c.	Third Earnout Year. If Gross Revenue for the Third Earnout Year is less than or equal to [*****], no Earnout Consideration shall be due. If Gross Revenue for the Third Earnout Year is greater than [*****], then the Earnout Consideration shall be an amount equal to the sum of (A) $4,250,000 (the “Fixed Third Earnout Year Payment”), plus (B) an amount equal to [*****] of the Gross Revenue in the Third Earnout Year in excess of [*****] (the “Variable Third Earnout Year Payment”); provided, that in no event shall the Variable Third Earnout Year Payment exceed $1,300,000.

d.	Consideration. Each of the Fixed First Earnout Year Payment, the Variable Second Earnout Year Payment and the Variable Third Earnout Year Payment, if any, shall be paid in cash. Up to 25% of each of the Fixed Second Earnout Year Payment and the Fixed Third Earnout Year Payment, if any, may be paid by Purchaser or its designee using Purchaser Common Stock, as determined by Purchaser in its sole discretion and calculated in accordance with Section 2.04(e) of the Agreement. Any portion of the Fixed Second Earnout Year Payment and the Fixed Third Earnout Year Payment not paid using Purchaser Common Stock shall be paid in cash.

e.

Acceleration Events. Upon the occurrence of an Acceleration Event and the Seller providing written notice of the same to the Purchaser, any of the following which remain unearned and unpaid as of the date of such notice shall become immediately due and payable: (i) the Fixed First Earnout Year Payment, (ii) the Fixed Second Earnout Year Payment and the full Variable Second Earnout Year Payment of $850,000, and (iii) the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Fixed Third Earnout Year Payment and the full Variable Third Earnout Year Payment of $1,300,000. For the avoidance of doubt, the occurrence of any Acceleration Event shall not result in any requirement that Purchaser or its designee(s) pay any (or any additional) Earnout Consideration in any Earnout Year that ended prior to the date of notice of such Acceleration Event if the amount of Earnout Consideration for such Earnout Year was finally determined prior to the date of such notice; provided, that this sentence shall not impact the Seller’s right to collect such finally determined Earnout Consideration if it remains unpaid by Purchaser.

3.	Notification and Payment of Earnout Consideration.

a.	No later than ninety (90) days after the last day of each Earnout Year (as applicable to such Earnout Year), Purchaser shall notify the Seller in writing (an “Earnout Notification”) of its determination of the amount of Earnout Consideration earned (if any) in such Earnout Year. Each such Earnout Notification shall include Purchaser’s determination of Net Revenue or Gross Revenue, as applicable, and calculation of the Earnout Consideration (if any) for such Earnout Year. If such notification reflects that Earnout Consideration is due, payment of such Earnout Consideration shall be paid to Seller by wire transfer of immediately available funds on or before the date that is ninety (90) days after the last day of the applicable Earnout Year.

b.	Within twenty-one (21) days following receipt by the Seller of an Earnout Notification, the Seller may deliver written notice to Purchaser of any dispute the Seller may have with respect to the calculations or content of the Earnout Notification. Such notice of dispute must describe in reasonable detail the disputed items contained in the Earnout Notification and the basis for any such dispute. If the Seller does not notify Purchaser of a dispute with respect to such Earnout Notification within such 21-day period, the determination of Net Revenue or Gross Revenue, as applicable, and Earnout Consideration (if any) for such Earnout Year set forth in such Earnout Notification shall be final, conclusive and binding upon Purchaser and the Seller. In the event of such notification of a dispute, Purchaser and the Seller shall negotiate in good faith to try to resolve such dispute. If Purchaser and the Seller resolve such dispute, the Earnout Consideration shall be adjusted accordingly (if applicable) and shall thereupon become final, conclusive and binding upon Purchaser and the Seller.

c.	If Purchaser and the Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller delivers written notice to Purchaser of its objections, then Purchaser and the Seller shall request the Accounting Referee to review the disputed elements and to make its own determination with respect thereto. The Accounting Referee will only consider those issues and matters as to which Purchaser and the Seller have disagreed. As soon as practicable, Purchaser and the Seller shall cause the Accounting Referee to review the issues and matters in dispute and, based on such Accounting Referee’s position with respect to such disputed issues and matters, to deliver a statement setting forth its own calculation of Net Revenue or Gross Revenue, as applicable, and Earnout Consideration (if any) for the relevant Earnout Year which shall not be less than what Purchaser proposed or more than what the Seller proposed, and which calculation shall be final, conclusive and binding upon Purchaser and the Seller in the absence of fraud or manifest error. Purchaser and the Seller shall cooperate with all reasonable requests of the Accounting Referee for such documents or information as it may require in support of its determination, and provide responses to all reasonable questions or interrogatories of the Accounting Referee in connection therewith. [*****]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

d.	If as a result of paragraphs (b) and/or (c) above, additional Earnout Consideration is payable to Seller, such additional amount shall be paid to Seller by wire transfer of immediately available funds not later than the fifth Business Day following the final determination of such Earnout Consideration in accordance with the procedures set forth in this Annex I, subject to right of offset set forth herein.

e.	Notwithstanding anything herein to the contrary, any dispute, controversy or claim arising out of or relating to the calculation of the Earnout Consideration payable or pertaining to the provisions of this Annex I relating thereto shall be resolved pursuant to the dispute resolution mechanism set forth in Section 3 of this Annex I. Each Seller Party acknowledges and agrees that all information contained in an Earnout Notification and any other information disclosed by Purchaser and its Affiliates in connection with resolving any dispute concerning the Earnout Consideration shall be kept confidential in accordance with Section 5.02(b) of the Agreement and used solely for the purpose of determining the Earnout Consideration. Any dispute, controversy or claim arising out of or relating to any matter other than the calculation of the Earnout Consideration, including with respect to payment of any Earnout Consideration, the occurrence of a Seller Party Forfeiture Event, or JBC’s compliance with the JBC Obligations shall be resolved pursuant to Section 9.11 of the Agreement.

4.	Payment of Earnout Obligation; Right of Set-Off.

a.	Payment of the Earnout Consideration, if any, shall be paid by wire transfer of immediately available funds to the Seller and, notwithstanding anything herein to the contrary, in no event shall the aggregate Earnout Consideration due and payable hereunder exceed (i) [*****] for the First Earnout Year, (ii) [*****] for the Second Earnout Year and (iii) [*****] for the Third Earnout Year. Purchaser and the Seller Parties hereby agree that any Earnout Consideration earned hereunder shall be deemed to be “Purchase Price” paid by Purchaser in respect of the Purchased Assets.

b.	The right to receive the Earnout Consideration (if any) shall not cause the accrual or give rise to the payment of interest on any portion thereof, and shall not be sold, assigned, transferred or otherwise disposed of, in whole or in part, by the Seller.

c.	The rights of the Seller to receive any and all Earnout Consideration under this Annex I shall be subject to Purchaser’s right of setoff set forth in Section 8.04(g) of the Agreement, except as such right of setoff is limited by Section 8.04.

d.	Purchaser and each of the Seller Parties agrees that the parties intend to treat any and all Earnout Consideration as eligible for installment sale treatment under Section 453 of the Code and that interest shall be imputed under Section 453 or 1274 of the Code.

e.	[*****]

5.	Operations. During all Earnout Years: (i) Purchaser shall maintain separate books and records for the Business and shall provide quarterly statements of Gross Revenue and Net Revenue, and the calculation thereof, to the Seller within sixty (60) of the end of a calendar quarter; and (ii) Purchaser shall operate the Business in good faith to maximize the revenue related to the sale of Purchaser Business Products to the extent it is commercially reasonable for the Business to do so.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

6.	Acknowledgements. Purchaser and the Seller Parties acknowledge and agree that after the Closing, except as provided in Section 5 of this Annex, nothing contained herein shall in any way limit Purchaser’s and any of its Affiliate’s right to operate Purchaser’s and/or its Affiliates’ businesses, including the Business, in any way that Purchaser or such Affiliate deems appropriate in its good faith discretion. Each of the Seller Parties further acknowledges and agrees that: (a) the amounts of the Earnout Consideration payable are speculative and subject to numerous factors outside the control of Purchaser and its Affiliates; (b) there is no assurance that the Seller will receive any Earnout Consideration and Purchaser and its Affiliates have not promised or projected any Earnout Consideration; (c) except as provided in Section 5 of this Annex, Purchaser and its Affiliates owes no express or implied duty (fiduciary or otherwise) to the Seller or any other Seller Party with respect to the achievement of the Earnout Consideration; and (d) the parties to the Agreement solely intend the express provisions of the Agreement, including this Annex I, to govern their contractual relationship on this subject.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

Schedule I to Annex I

Additional Uses and Potential Uses of ATF Products

1.	[*****]

2.	[*****]

3.	[*****]

4.	[*****]

5.	[*****]

6.	[*****]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

ANNEX II

SETTLEMENT CONSIDERATION

Purchaser or its designee shall pay to the Seller the Settlement Consideration (as defined below) as provided in this Annex II, solely to the extent payable pursuant to this Annex II.

1.	For purposes of this Annex II:

a.	“Settlement Consideration” means the payments, if any, to be made by Purchaser or one of its designees to the Seller as set forth in this Annex II.

b.	“Settlement Costs” means [*****]

c.	“Settlement Date” means [*****]

d.	“Settlement Payment Amount” means [*****]

2.	Payments of Settlement Payment Amounts. The amount of Settlement Consideration to be paid to the Seller shall be determined in the following manner:

a.	Settlement Costs. [*****]

b.	Settlement Payment Amounts.

i.	[*****]

ii.	[*****]

iii.	[*****]

3.	Payment of Settlement Consideration.

a.	No later than thirty (30) days after Purchaser or one of its Affiliates receives any Settlement Payment Amount, Purchaser or one of its designees shall pay to the Seller the amount of Settlement Consideration owed to the Seller pursuant to Section 2 of this Annex II.

b.	Payment of the Settlement Consideration, if any, shall be paid by wire transfer of immediately available funds to the Seller. Purchaser and the Seller Parties hereby agree that any Settlement Consideration earned hereunder shall be deemed to be “Purchase Price” paid by Purchaser in respect of the Purchased Assets.

c.	The right to receive the Settlement Consideration (if any) shall not cause the accrual or give rise to the payment of interest on any portion thereof, and shall not be sold, assigned, transferred or otherwise disposed of, in whole or in part, by the Seller.

d.	Purchaser and each of the Seller Parties agrees that the parties intend to treat any and all Settlement Consideration as eligible for installment sale treatment under Section 453 of the Code and that interest shall be imputed under Section 453 or 1274 of the Code unless otherwise required by applicable Law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.

e.	For the avoidance of doubt, the Seller Parties shall have no rights to any portion of any Settlement Payment Amount unless and until such amounts are received by Purchaser or one of its Affiliates [*****].

f.	Prior to the Settlement Date, for so long as Purchaser continues to work toward a resolution, withdrawal or other settlement of any Actions with [*****] relating to the Patent Disputes, Purchaser shall make appropriate Representatives of Purchaser available for a call with Seller once per calendar quarter to provide an update on the status of the resolution of such Actions. Purchaser shall provide to Seller a copy of any definitive agreements between Purchaser and/or its Affiliates and [*****] with respect to the Patent Disputes.

g.	For the period beginning on the Settlement Date and ending on the date ninety (90) days after the date that that Purchaser has no further obligation to pay Settlement Consideration to Seller pursuant to this Annex II, at Seller’s reasonable request from time to time, but no more than once per calendar year, Purchaser shall provide Seller and/or its Representatives access (during normal business hours, after reasonable advance notice, and in such a manner as not to interfere with Purchaser’s normal business activities) to such records of Purchaser as may be reasonably necessary to verify the accuracy of the amount of Settlement Consideration paid to Seller.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act - [*****] denotes omissions.